Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of February 1, 2017

among

BRISTOW U.S. LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

MACQUARIE BANK LIMITED,

as Administrative Agent and Security Agent

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-ii-

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Schedules

Schedule I	-	Funding Date Aircraft and Airframes
Schedule II	-	Commitment Amounts

Exhibits

Exhibit A	-	Form of Term Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit 2.2	-	Form of Notice of Term Loan Borrowing
Exhibit 2.4	-	Form of Notice of Conversion/Continuation

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TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2017, by and among BRISTOW U.S. LLC, a Louisiana limited liability company (“the “Borrower”), the several banks and other financial institutions and other lenders from time to time party hereto (the “Lenders” and each a “Lender”), MACQUARIE BANK LIMITED (“MBL”), in its capacity as administrative agent for the Lenders (the “Administrative Agent”), and MBL, in its capacity as security agent for the Lenders (the “Security Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent, the Security Agent and the Lenders have agreed, to extend a term loan credit facility to the Borrower on the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent and the Security Agent, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additions” shall have the meaning set forth in Section 2(f)(i) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Adjusted Appraised Value” means, as of any date of determination, with respect to an Aircraft, an amount equal to the most recent Appraised Value of such Aircraft reduced by an amount equal to 4% per annum thereof, applied on a daily basis for each day during the period between the date of such most recent Appraised Value until such date of determination.

“Administrative Agent” shall have the meaning given to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Affiliate” shall have the meaning set forth in Section 2(d) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agreement” shall have the meaning given to such term in the opening paragraph hereof.

“Aircraft” shall mean (i) as of the Funding Date, the Initial Aircraft and (ii) thereafter, any other Eligible Aircraft that has replaced a previous Aircraft pursuant to an Aircraft Substitution, in accordance with Section 5.10(b), in each case, comprising of, with respect thereto, the airframe, the Engines, the rotor blades, APU (if any), rotor components and the Records associated therewith; provided, that any aircraft or related Collateral with respect to which the Security Agent’s Lien thereon and on the associated Collateral is released in accordance with Section 11.18 shall no longer constitute “Aircraft”.

“Aircraft Registry” means, with respect to any Aircraft, any registry of aircraft or interests therein maintained by the Aviation Authority in the relevant State of Registration, or any successor registry having an essentially similar purpose pertinent to the registration of such Aircraft pursuant to the Registration Requirements.

“Aircraft Substitution” shall mean the exchange of one or more Aircraft for one or more Eligible Aircraft; provided that, (i) in each case, the conditions set forth in subsections (v)-(xix) of Section 3.2(b) shall have been satisfied with respect to such Eligible Aircraft on or prior to the date on which the Aircraft Substitution occurs as if such Eligible Aircraft were an Aircraft on the Funding Date (provided that, any legal opinions to be addressed to the Administrative Agent, Security Agent and/or Lenders in connection with such Aircraft Substitution in each applicable jurisdiction shall cover matters consistent in scope (to the extent relevant) with legal opinions delivered to such parties on the Funding Date, with such changes as are appropriate to reflect any relevant differences in jurisdictions); (ii) subject to the Borrower’s compliance with the other requirements set forth herein, the Borrower shall have given the Administrative Agent not less than ten (10) days (or such shorter period permitted by the Administrative Agent in its reasonable discretion) prior written notice before an Aircraft Substitution shall be effective; (iii) either (a) the Borrower shall have executed and delivered to the Administrative Agent a certificate signed by a Responsible Officer certifying that the replacement aircraft constitutes an “Eligible Aircraft” under clause (A) of such definition under this Agreement or (b) the Administrative Agent shall have acknowledged that the replacement aircraft constitutes an “Eligible Aircraft” under clause (B) of such definition under this Agreement; and (iv) the Borrower pays the costs and expenses of the Representatives in relation to the Aircraft Substitution contemplated by Section 11.4(a).

“Aircraft Title Counsel” shall mean, as applicable, (i) DeBee Gilchrist with an address of 1200 Northwest 63rd Street, Suite 5000, Oklahoma City, Oklahoma 73116, Attention: Jack P. Gilchrist, and having an office phone number of 405-232-7777; (ii) DLA Piper with an address of 480 Queen Street, Brisbane QLD 4000, Australia, Attention: Matthew Parkinson, and having an office phone number of +61 7 3246 4041; (iii) Hamel-Smith with an address of Eleven Albion, Cor. Dere & Albion Streets, Port-of-Spain, Trinidad & Tobago W.I., Attention: Nicole Ferreira-Aaron, and having an office phone number of 868-821-5501; (iv) Vedder Price with an address of 4 Coleman St., London EC2 5AR, UK, and having an office phone number of +44 20 3667 2900; (v) Thommessen with an address of Haakon Vlls gate 10, No-0116 Oslo, Norway, Attention Ellen Heyerdahl, and having an office phone number of +47 23 11 13 29; or (vi) another law firm qualified to render an opinion as to the law of the applicable jurisdiction and reasonably acceptable to the Administrative Agent.

“Airframe” shall mean (i) (a) as of the Funding Date all or any, as applicable, airframe(s) described in Schedule I attached hereto or (b) thereafter, any other airframe(s) that are part of an aircraft that has replaced a previous Aircraft pursuant to an Aircraft Substitution, in accordance with Section 5.10(b), and in each case shall not include the Engines, Rotor Blades, or Rotor Components, and (ii) any and all Parts from time to time incorporated in, installed on, or attached to such airframe(s) and any and all Parts removed therefrom so long as title thereto shall remain vested in Borrower in accordance with the applicable terms of this Agreement after removal from such airframe(s).

“Alterations” shall have the meaning set forth in Section 2(f)(i) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Anti-Corruption Law” means, as to any person, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other similar anti-corruption laws of the European Union.

“Applicable Lending Office” means, with respect to each Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Applicable Lending Office” in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” shall mean 5.35% per annum.

“Applicable Standards” shall mean (i) Requirements of Law, (iii) the requirements of the Required Coverages, and (iii) with respect to the airframe or any other part of an Aircraft, all compliance requirements set forth in or under (A) all maintenance manuals initially furnished by the manufacturer thereof with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all applicable airworthiness directives issued by the aviation regulatory agency having jurisdictional authority, (D) all conditions to the enforcement of any warranties pertaining thereto, and (E) any Maintenance Program then in effect in respect of the Aircraft.

“Appraisal Date” shall have the meaning given to such term in Section 5.19.

“Appraised Value” in respect of any Aircraft means, as of any date of determination, the value attributed to such Aircraft as set forth in a desktop appraisal report from HeliValue$, Inc., Ascend Appraisals, LLC or such other independent appraisal firm nominated by the Borrower and consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. The desktop appraisal shall be based on (i) the configuration of the Aircraft and all equipment affixed thereto and (ii) either (x) if the Aircraft is subject to a Maintenance Program under which the Borrower’s or any of its Affiliates’ benefits thereunder are assignable, the fair market value of the Aircraft assuming zero time components, or (y) if the Aircraft is not subject to a Maintenance Program under which the Borrower’s or any of its Affiliates’ benefits thereunder are assignable, the fair market value of the Aircraft assuming mid-life (50% time) components.

“Approved Assignee” means any of (i) an Affiliate of any Lender, (ii) a bank, insurance company, financial institution or credit institution with $100,000,000 or more of tier 1 capital or Basel III regulatory primary capital or the equivalent thereof in accordance with the regulatory framework to which it is subject and (iii) an Approved Fund.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, or (ii) an entity or an Affiliate of an entity that administers or manages a Lender.

“APU” means, in respect of an Aircraft, an auxiliary power unit from time to time installed on such Aircraft.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period beginning on the Closing Date and ending on (but including) February 28, 2017; provided that on February 28, 2017, such date shall automatically be extended to (and including) March 30, 2017 if each of the Administrative Agent, the Security Agent, the Borrower and the Guarantor are using commercially reasonable and good faith efforts to satisfy the conditions in Section 3.2, such extension to be promptly acknowledged in writing by such parties.

“Aviation Authority” means, with respect to any Aircraft, the aviation authority of the country in which such Aircraft is registered at any given time or any other governmental authority which shall have control or supervision over civil aviation in the State of Registration.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Bankruptcy Code” means Title 11 of the United States Code.

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Borrower” shall have the meaning in the opening paragraph hereof.

“Borrower Engine” shall have the meaning set forth in Section 2(d) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Borrowing” shall mean the borrowing consisting of the Term Loan made by the Lenders to the Borrower on the Funding Date, and the amount thereof outstanding from time to time.

“Bristow Competitor” shall mean any Person (other than Guarantor or any Affiliate thereof) that provides aviation (i) services to the oil and gas industry; (ii) search and rescue operations; or (iii) military training.

“Business Day” means (a) any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York or Sydney, Australia and (b) if such day relates to the giving of notices, the making of the Borrowing or the determination of LIBOR Rate in connection with the borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, the Term Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

“Cape Town Convention” shall mean, collectively, (i) the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Convention”), (ii) the Protocol and (iii) the related procedures and regulations for the International Registry.

“Casualty Repayment Date” shall have the meaning set forth in Section 3(a) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Certificated Air Carrier” shall mean any Person (except the United States government) that is a “citizen of the United States” as defined in Section 40102(a)(15)(c) of Title 49 of the United States Code) and holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo.

“Change in Control” shall mean the Guarantor ceases to wholly own, directly or indirectly, the Borrower or ceases to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower whether through the ability to exercise voting power, contract or otherwise.

“Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.13(b), by any of such Lender’s Affiliates, if applicable) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; it being understood, for the avoidance of doubt, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith (whether or not having the force of law), and related acts of compliance as described in clause (c) of this definition, and (ii) any introduction, change, clarification or publication relating to Basel III or CRD IV or CRR to the extent that the materially increased costs referred to in Section 2.13 relating thereto were not capable of being calculated with sufficient accuracy prior to the date of this Agreement due to a lack of clarity or detail in Basel III, CRD IV, CRR and/or any related information from a relevant banking regulator available on the date of this Agreement, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, made or issued.

“Charges” shall have the meaning given to such term in Section 11.13.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 11.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean the Aircraft, including the Engines, APU (if any), and other appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than the Company Additions) that may from time to time be installed or incorporated in, or attached to, the airframe of the Aircraft, whether now owned or hereafter acquired and all substitutions, renewals and replacements of all additions, improvements, accessories and accumulations thereto. For the avoidance of doubt, Collateral shall include the aircraft, rotors, Engines and other equipment or property, subject to any Mortgage securing the Obligations filed with applicable registry and the International Registry, including the Aircraft Proceeds and the Aircraft Property, each as defined in the Mortgages. Except with respect to Company Additions, to the extent any Engine, APU (if any), or other appliance, avionics, part, instrument, appurtenance, accessory, furnishing or other equipment (each an “Item”) is removed from the airframe and permanently replaced by a substitute, such Item shall automatically cease to be Collateral, and the permanent replacement shall automatically become Collateral if title to the replacement Item passes to the Borrower, whether by conveyance, contract or operation of law. Collateral shall include an assignment of each Intercompany Lease affecting the Aircraft from the Borrower and each Permitted Third Party User, as well as re-assignments of any rights assigned in respect of each Intercompany Sublease and any deposit, reserves or other security provided to any Permitted Third Party User, in connection with each Intercompany Lease and Intercompany Sublease, and the other “Collateral” howsoever described or defined in each of the other applicable Loan Documents.

“Company Additions” shall mean the following: (i) any items not a part of the specifications of the Aircraft which are on the Aircraft and owned by the Borrower, the Guarantor, or any Permitted Third Party User; and (ii) personal effects of any passenger.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012); and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) no.575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) no. 648/2012.

“Default” shall mean any condition, event or circumstance that, with the giving of notice or the lapse of time or both would constitute an Event of Default.

“Default Interest” shall have the meaning given to such term in Section 2.9(b).

“Defective Registration” means, with respect to any Aircraft, any failure to cause such Aircraft to be effectively registered with the relevant Aircraft Registry in the name of Borrower or any Permitted Third Party User, as applicable, in accordance with the applicable Registration Requirements, for any reason whatsoever, including should such registration be revoked, canceled or expired or otherwise deemed to have ended or been invalidated pursuant to the Registration Requirements.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Aircraft” shall mean (A) a long nose variant configuration of the Agusta Westland AW139 (i.e. SN 31201 or higher (in the case of manufacture in Italy) and SN 41201 or higher (in the case of manufacture in Philadelphia), Agusta Westland AW189, Airbus Helicopters H175 or Sikorsky S-92 aircraft, in each case (i) which, when aggregated with all other Aircraft, does not result in any one make and model of aircraft accounting for more than 65% of the Aircraft then subject to the Term Loan (based on Adjusted Appraised Values), (ii) which is registered in a Permitted Jurisdiction, (iii) which is configured for civilian oil and gas operations and is not subject to a grounding order, (iv) in respect of which the Borrower has provided to the Administrative Agent such Records as may reasonably be requested by the Administrative Agent, (v) which has an Adjusted Appraised Value that, when aggregated with the Adjusted Appraised Value of all other Eligible Aircraft the subject of any Aircraft Substitution, is not less than the Aircraft for which the proposed Eligible Aircraft is being substituted (based on Adjusted Appraised Values for all such Aircraft obtained by the Borrower and provided to the Administrative Agent, in each case including the damage history of each such Eligible Aircraft), (vi) which is not in long term storage, (vii) which is operational (but which may be undergoing maintenance, including heavy maintenance), and (viii) with respect to which the protections of Section 1110 of Chapter 11 of the Bankruptcy Code would apply for the benefit of the Security Agent in the event of a case under Chapter 11 of the Bankruptcy Code in which the Borrower is a debtor or (B) any other aircraft which the Administrative Agent approves in its sole discretion.

“Engine Management Program” means each of the following agreements relating to (but only to the extent it relates to) the applicable Engines for the Aircraft, as each such agreement has been and is hereafter amended, modified, extended and replaced, from time to time: (i) Maintenance Cost Per Hour (MCPH) Engine Services Agreement (CT7-8A on S92: Offshore Oil & Gas), dated December 12, 2014, by and between General Electric Company and Bristow Group Inc., (ii) PT6C-67C Specific EMP Agreement (No. GS11 0016), dated March 1, 2012, by and between Bristow Technical Services Limited and Pratt & Whitney Canada Inc. and (iii) ,Maintenance Cost Per Hour (MCPH) Engine Services Agreement (CT7-2E1 on AW189: Offshore Oil & Gas), dated December 19, 2013, by and between General Electric Company and Bristow Technical Services Ltd.

“Engines” shall mean the engines attached to the Aircraft and fully described in the Mortgage, whether or not any of such engines may from time to time be installed on the airframe, provided however that if any such engine is permanently replaced in accordance with the provisions of this Agreement by another engine that is attached to the Aircraft and the Borrower has title to such replacement engine, the Liens under the Loan Documents shall attach to such engine and be released or deemed released as to the relinquished engine.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” shall have the meaning provided in Article VIII.

“Event of Loss” shall mean, with respect to any Collateral, any of the following events: (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing (“Requisition of Use”) which in the case of a Requisition of Use extends for a period of twelve (12) consecutive months; or (iv) as a result of any rule, regulation, order or other action by any foreign or domestic or Governmental Authority (including, without limitation, the Governmental Authority) having jurisdiction over the aircraft and its operation, (A) the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of thirty (30) days (or such longer period as is acceptable to the Administrative Agent), or (B) the Borrower shall be required to divest itself of its rights, title or interest in such property. The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, or unfitness for use for the stated period.

“Exceptions” shall have the meaning set forth in Section 4(a) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Excluded Taxes” shall mean with respect to the Administrative Agent, the Security Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net or overall gross income, or that are franchise or capital and similar Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Lender is located, or that are Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement or otherwise acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.17 or 2.18) or (ii) such Lender or Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.15, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) is attributable to such Lender’s failure to comply with Section 2.15(e), Section 2.15(f) or Section 2.15(g), or the inaccuracy or deficiency of any form or documentation provided thereunder, and (e) any United States federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such intergovernmental agreements.

“Fee Letter” shall mean that certain fee letter, dated as of the date of this Agreement, executed by the Administrative Agent and accepted by Borrower.

“Finance Party” means the Administrative Agent, the Security Agent and each Lender.

“Finance Party Liens” shall mean any Liens on any Aircraft arising (a) as a result of any losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel) against any Finance Party or any Affiliate of any Finance Party for which the Borrower is not obligated to indemnify such Finance Party as provided for in Section 11.4, provided that Finance Party Liens shall not include Liens on any Aircraft (a) arising as a result of costs or expenses from Persons with whom Borrower, Parent or any Affiliate thereof have contracted, (b) by, through, or under, or as a result of any act of, any Finance Party, any Affiliate of any Finance Party, any Person with whom such Finance Party or such Affiliate contracts, or any of their respective employees, agents, principals, directors, or managers that is not related to the transactions contemplated by the Loan Documents, or is in violation of any of the obligations of the Finance Parties under the Loan Documents, (c) as a result of Excluded Taxes, or (d) as a result of any losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel) for diminution in value of any Aircraft that results from the existence of the foregoing Liens on such Aircraft.

“Fiscal Quarter” shall mean, with respect to any Person, any fiscal quarter of such Person.

“Fiscal Year” shall mean, with respect to any Person, any fiscal year of such Person.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Funding” shall mean the making by each Lender of its Pro Rata Share of the Term Loan to Borrower, all of which shall be made on the same day.

“Funding Date” shall mean the date on which the conditions precedent set forth in Section 3.2 have been satisfied or waived in accordance with Section 11.3 and Funding occurs.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority (including, without limitation, any Aviation Authority), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean Bristow Group Inc.

“Guarantor Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Guarantor, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (a) members of the board of directors on the Funding Date, (b) nominated, appointed or approved by the board of directors nor (c) appointed by directors so nominated, appointed or approved; provided, however, that, with respect to clause (ii) above a transaction in which the Guarantor becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Guarantor Change in Control if:

(a) the stockholders of the Guarantor immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Guarantor immediately following the consummation of such transaction; and

(b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the equity interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Guarantor.

“ICE LIBOR” shall have the meaning given to such term in the definition of “LIBOR Rate”.

“Impacted Interest Period” shall have the meaning given to such term in the definition of “Interpolated Rate” hereof.

“Impositions” shall have the meaning given to such term in Section 5.12.

“Indebtedness” of any Person shall mean, without duplication (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade) that are treated as debt in accordance with GAAP; (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all capital lease obligations for borrowed money of such Person treated as debt in accordance with GAAP, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) disqualified stock of such Person, (x) off-balance sheet liabilities and (xi) all hedging obligations.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document, and (b) to the extent not included in (a), Other Taxes.

“Indemnitee” shall have the meaning given to such term in Section 11.4(a).

“Initial Aircraft” shall mean the aircraft identified by aircraft type and manufacturer’s serial number on Schedule I attached hereto.

“Insurance Supplemental Agreement” shall mean the Insurance Supplemental Agreement dated the date hereof and entered into by the Borrower, the Administrative Agent and the Security Agent.

“Intercompany Lease” means a lease with respect to any Aircraft by and between the Borrower, as lessor, and Bristow Helicopters Limited, Bristow Norway AS or any other Permitted Third Party User, as lessee; provided, that in regards to such lease, such lease shall be in the form agreed by the Administrative Agent prior to the Funding Date or such other form acceptable to the Administrative Agent and provided further that a copy of such lease shall be provided to each Lender and the Security Agent.

“Intercompany Sublease” means a lease with respect to any Aircraft by and between any Permitted Third Party User, as sublessor, and Bristow Helicopters Limited, Bristow Norway AS, Bristow Helicopters Australia Pty Ltd., Bristow Helicopters Nigeria Limited or any other Permitted Third Party User, as sublessee; provided, that in no event will a service contract with a customer constitute an “Intercompany Sublease”.

“Interest Period” shall mean with respect to the Borrowing a period of one or three months, or, in the case of the initial Interest Period relating to such Borrowing, for the period consisting of the number of days from the Funding Date to the date that is the last day of the month following the month in which the Funding occurred; provided, that:

(i)    the initial Interest Period for the Borrowing shall commence on the Funding Date, and each Interest Period occurring thereafter in respect of the Borrowing shall commence on the day on which the preceding Interest Period expires;

(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)    no Interest Period may extend beyond a Repayment Date; and

(v)    no Interest Period may extend beyond the Scheduled Maturity Date.

“International Interest” means international interest as defined in the Cape Town Convention and the Aircraft Protocol adopted on November 16, 2001, at Cape Town, South Africa and shall include prospective international interest.

“International Registry” means the International Registry of Mobile Assets maintained under the Cape Town Convention and the Aircraft Protocol adopted on November 16, 2001, at Cape Town, South Africa or their successors for the recordation of interests therein.

“Interpolated Rate” shall mean, at any time, for any Interest Period for which ICE LIBOR shall not be available at the applicable time (each, an “Impacted Interest Period”), the rate per annum (rounded to the same number of decimal places as the applicable ICE LIBOR) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable ICE LIBOR (for the longest period for which the applicable ICE LIBOR is available) that is shorter than the Impacted Interest Period and (b) the applicable ICE LIBOR for the shortest period (for which such ICE LIBOR is available) that exceeds the Impacted Interest Period, in each case, for such Interest Period.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” shall have the meaning given to such term in the definition of “Excluded Taxes” hereof.

“Item” shall have the meaning given to such term in the definition of “Collateral” hereof.

“Jurisdictional Review” means a legal memorandum prepared by local counsel in the proposed jurisdiction, responding to a questionnaire prepared and submitted by the Security Agent, acting reasonably, addressing customary legal issues in such jurisdiction relating to the relevant aircraft and security interests therein.

“Lease Assignment” shall mean an assignment by way of security, in form and substance reasonably satisfactory to the Security Agent, by the Borrower to the Security Agent with respect to the Borrower’s Intercompany Lease with Bristow Helicopters Limited, Bristow Norway AS or other Permitted Third Party User, as applicable, and with respect to the Borrower’s rights in respect of any Intercompany Subleases that have been assigned or sub-assigned, as well as any deposit, reserves or other security provided, to any Permitted Third Party User in connection with each Intercompany Lease and Intercompany Sublease, that, inter alia, allows the Borrower to be paid rentals and all other sums due and owing under such Intercompany Lease or Intercompany Sublease, as applicable, unless the Security Agent otherwise directs when an Event of Default is continuing. A Lease Assignment shall not include an assignment of any customer contract.

“Lender” shall have the meaning given to such term in the opening paragraph of this Agreement.

“LIBOR Rate” means, for any Interest Period with respect to the Borrowing, the rate per annum equal to the ICE Benchmark Administration Limited (or such Person that takes over the administration of such rate) LIBOR rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if ICE LIBOR is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the Interpolated Rate; provided further that if the Interpolated Rate is not available at such time for any reason, then the “LIBOR Rate” for such period shall be the Reference Bank Rate; provided that if ICE LIBOR, the Interpolated Rate, or the Reference Bank Rate at the time determining the LIBOR Rate shall be less than zero, then such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing) intended to assure or support payment or performance of any obligation.

“Loan Documents” shall mean, collectively, this Agreement, the Term Notes (if any), the Fee Letter, the Parent Guaranty, the Mortgages, the Lease Assignments, the Subordination Agreements, the Maintenance, Operations and Assignment Supplemental Agreement, the Insurance Supplemental Agreement and any and all other instruments, and agreements executed in connection with any of the foregoing and including any of the foregoing executed in connection with an Aircraft Substitution.

“Loan Party” shall mean, collectively or individually, the Borrower and the Guarantor as the context requires.

“Macquarie Leases” shall mean the aircraft leases specified in Section 3.1(b).

“Maintenance Program” shall mean, as it relates to any particular Aircraft, the manufacturer’s airframe maintenance program to the extent it provides coverage for any existing applicable warranty, and thereafter, either the manufacturer’s service program or an agreement which provides for the maintenance and/or overhaul of the airframe and engines consistent with the maintenance programs that cover helicopters of similar model type in the Guarantor’s helicopter fleet from time to time provided however, that if the entire fleet of the Guarantor’s aircraft engaged in oil and gas operations of the same make and model are not covered by a manufacturer’s or other third party’s maintenance program, then the Maintenance Program shall mean the Borrower’s approved maintenance program administered by itself or its Affiliate with respect to such Aircraft.

“Maintenance Program Agreements” shall mean the agreements governing the Engine Management Program and the Maintenance Program.

“Maintenance Provider” means a provider of the services as described in any of the relevant Maintenance Program Agreements.

“Maintenance, Operations and Assignment Supplemental Agreement” shall mean the Maintenance, Operations and Assignment Supplemental Agreement dated the date hereof and entered into by the Borrower, the Administrative Agent and the Security Agent.

“Maintenance Requirements” means, with respect to the Airframe of any Aircraft and any Engine, Rotor Blade, Rotor Component or Part thereof, all compliance requirements set forth in or under (i) all maintenance manuals initially furnished with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (ii) all mandatory service bulletins issued, supplied, or available by or through the Airframe manufacturer and/or the manufacturer of any Engine, Rotor Blade, Rotor Component or Part with respect thereto, (iii) all applicable airworthiness directives issued by the relevant Aviation Authority or similar regulatory agency having jurisdictional authority, (iv) all conditions to the enforcement of any warranties pertaining thereto, (v) Borrower’s Aviation Authority-approved maintenance program with respect to such Airframe, the Engines, or Part, and (vi) any Maintenance Program and/or Engine Management Program, to the extent applicable.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, (i) a material adverse change in, or a material adverse effect on the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole, or (ii) a material impairment on the ability of the Borrower, or of the Guarantor, to perform any of their respective material obligations under the Loan Documents or consummate the transactions described herein.

“Maturity Date” shall mean the earlier of (i) the Scheduled Maturity Date and (ii) the date on which the outstanding principal amount of the Term Loan has been declared or automatically has become due and payable (whether by acceleration or otherwise).

“Maximum Advance” shall mean $200,000,000.

“Maximum Rate” shall have the meaning given to such term in Section 11.13.

“Mortgage” shall mean an Aircraft Mortgage or other document (if directed by local counsel), in each case in form and substance reasonably acceptable to the Security Agent, creating a Lien in favor of the Security Agent for the benefit of the Lenders against the Aircraft securing payment of the Obligations and governed by the laws of New York or other applicable Permitted Jurisdiction.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Notice of Continuation/Conversion” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of the outstanding Borrowing as provided in Section 2.4(b).

“Notice of Term Loan Borrowing” shall have the meaning given to such term in Section 2.2.

“Obligations” shall mean, with respect to the Borrower, all amounts owing by the Borrower to the Administrative Agent, the Security Agent or any Lender under the Term Loan or otherwise pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal and interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and the Borrower’s ratable share of all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses including all fees and expenses of counsel to the Administrative Agent, the Security Agent and any Lender incurred pursuant to this Agreement or any other Loan Document, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Consent” means any and all of the multi-party consents and subordination agreements among Borrower and any Permitted Third Party User, in favor of the Administrative Agent, as executed, delivered, filed and registered as required by the Administrative Agent, in its reasonable discretion.

“Other Connection Taxes” means, with respect to the any Finance Party or other recipient of any payment to be made by or on account of any obligation of the Borrower or the Guarantor hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between the such Finance Party or other recipient and the jurisdiction imposing such Tax (other than connections arising solely from the execution, delivery, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or engaging in any other transaction pursuant to or enforcing any Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary intangible, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.17 or 2.18).

“Parent Guaranty” shall mean the Guaranty Agreement, in form and substance reasonably acceptable to the Security Agent, dated the Funding Date, and made by the Guarantor in favor of the Lenders, the Security Agent and the Administrative Agent.

“Participant” shall have the meaning given to such term in Section 11.5(d).“Participant Register” shall have the meaning given to such term in Section 11.5(g).

“Parts” means all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment including all special mission equipment or property of whatever nature (other than Company Additions or Engines, Rotor Blades and Rotor Components), which may from time to time be incorporated or installed in or attached to the Airframe or any Engine, Rotor Blade, or Rotor Component, for so long as title thereto shall be vested in Borrower.

“Payment Account” shall mean the bank account of the Administrative Agent with the following details, or such other account maintained by or on behalf of the Administrative Agent as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders:

Bank:	Bank of New York Mellon, New York
Swift:	IRVTUS3N
ABA:	021000018
Chips UID:	236386
Acct No:	8900055375
Acct Name:	Macquarie Bank Limited
Reference:	CAF – Bristow Term Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Jurisdiction” shall mean, at any time, a jurisdiction permitted as the State of Registration or a Permitted Short Term Jurisdiction, in each case, in accordance with the following limitations on registrations or, if different, predominate use, operation and location, as applicable, of Aircraft within the pool of Aircraft financed under this Agreement, with reference to the table at the end of this definition:

(i)    the aggregate Relevant Aircraft Amount of the Aircraft registered in Tier A Jurisdictions must not fall below 55% of the total principal amount of the Term Loan outstanding at such time;

(ii)    the aggregate Relevant Aircraft Amount of the Aircraft registered in Tier B Jurisdictions must not exceed 45% of the total principal amount of the Term Loan outstanding at such time;

(iii)    the aggregate Relevant Aircraft Amount of the Aircraft registered in Tier C Jurisdictions must not exceed 20% of the total principal amount of the Term Loan outstanding at such time;

(iv)    the aggregate Relevant Aircraft Amount of the Aircraft registered in any single Tier A Jurisdiction (other than the United Kingdom or the United States) must not exceed 35% of the total principal amount of the Term Loan outstanding at such time;

(v)    other than with respect to Trinidad and Tobago, the aggregate Relevant Aircraft Amount of the Aircraft registered in any single Tier B Jurisdiction must not exceed 25% of the total principal amount of the Term Loan outstanding at such time, and with respect to Trinidad and Tobago, the aggregate Relevant Aircraft Amount of the Aircraft registered therein must not exceed 35% of the total principal amount of the Term Loan outstanding at such time; and

(vi)    the aggregate Relevant Aircraft Amount of the Aircraft registered in any single Tier C Jurisdiction must not exceed 15% of the total principal amount of the Term Loan outstanding at such time.

Tier	Jurisdictions
A	United Kingdom, United States, Canada, Australia, New Zealand, Norway, Denmark, The Netherlands, Ireland

B	Brazil, South Africa, Mexico, Malaysia, Trinidad and Tobago

C	Jurisdictions other than those listed as Tier A or B, except in the case of Guyana, which will be included as a Tier B Jurisdiction upon Bristow’s written request and receipt by the Security Agent of a satisfactory Jurisdictional Review thereof

“Permitted Liens” means:

(a)	the respective rights of the Finance Parties and Borrower under the Loan Documents;

(b)	any Lien in favor of a Finance Party created by the Loan Documents;

(c)	any Finance Party Liens;

(d)	each Permitted Third Party Agreement;

(e)	Liens arising out of judgments or awards against Borrower or any Permitted Third Party User with respect to which at the time there shall have been secured a stay of execution;

(f)	Liens of warehousemen, mechanics, materialmen, workmen, repairmen, employees, airports, navigation authorities and other like Liens in respect of obligations not overdue, or otherwise contested in good faith, provided that (i) adequate reserves have been set aside by Borrower in accordance with GAAP with respect to such Liens and (ii) neither such Lien nor such contest could reasonably be expected to have a Material Adverse Effect;

(g)	Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings so long as (i) adequate reserves are maintained in accordance with GAAP with respect to such taxes and (ii) neither such Lien nor such contest could reasonably be expected to have a Material Adverse Effect;

(h)	(i) Liens (other than Liens described in clause (ii) below) created under the Maintenance Programs or other maintenance contract in favor of maintenance contract providers and (ii) Liens consisting of the Maintenance Programs or other maintenance contracts insofar as such contracts involve the interchange of Engines, Rotor Blades, Rotor Components and Parts and the arrangements thereunder to the extent such arrangements are deemed to constitute contracts of sale with respect to Engines, Rotor Blades, Rotor Components and Parts, provided that (x) each such Maintenance Program or maintenance contract provides for title to any replacement Engines, Rotor Blades, Rotor Components or Parts to be conveyed to and vest in Borrower, an Affiliate of Borrower, or Permitted Third Party User, (y) such title is in fact conveyed to and vested in such Person and (z) where title is conveyed to and vested in an Affiliate of Borrower or Permitted Third Party User, then such title is automatically, and without further action, immediately re-conveyed to and re-vested in Borrower and, provided further, that any such replacement Engines, Rotor Blades, Rotor Components or Parts comply with the requirements of the Loan Documents; and

(i)	Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business.

provided, however, that in relation to (d), (e) and (f) above, any such proceedings or the continued existence of such Lien do not involve any material risk of the sale, forfeiture or loss of any Aircraft, any Collateral or any interest therein.

“Permitted Maintenance Jurisdiction” shall mean the United States of America, the United Kingdom, Brazil, Trinidad and Tobago, Canada, Norway, Switzerland and any member state of the European Union.

“Permitted Services Agreement” shall have the meaning set forth in Section 4(c) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Permitted Short Term Relocation” means a Permitted Sublease or Permitted Third Party Agreement pursuant to which the Aircraft is based, and predominantly used, operated and located in a Permitted Jurisdiction other than the State of Registration (the “Permitted Short Term Jurisdiction”), so long as the following requirements are met:

(i) the length of the Permitted Short Term Relocation is no longer than twelve (12) months;

(ii) the use and operation of the Aircraft complies with all requirements of Section 2(a) of the Maintenance, Operations and Assignment Supplemental Agreement as if the Permitted Short Term Jurisdiction were the State of Registration;

(iii) subject to Borrower’s compliance with the other requirements set forth herein, Borrower shall have provided the Administrative Agent not less than thirty (30) days (or such shorter period of time as the Administrative Agent may agree, in its reasonable discretion) prior written notice of such Permitted Short Term Relocation;

(iv) no Event of Default shall have occurred and be continuing;

(v) on or prior to the effective date of such change, Borrower or Permitted Third Party User (as applicable), shall provide to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent confirming that such Aircraft will continue to be insured in accordance with the Loan Documents;

(vi) Borrower or Permitted Third Party User (as applicable) shall promptly make any filings, recordings and registrations in the Permitted Short Term Jurisdiction which are necessary or desirable in order to protect the rights, title and interests of the Finance Parties in such Aircraft and Loan Documents and to ensure the validity, enforcement, perfection or priority thereof at the time of such change in registry and at all times thereafter unless and until changed as provided herein;

(vii) Borrower or Permitted Third Party User (as applicable) shall supply to the Security Agent, on or prior to such change of Permitted Short Term Relocation a legal opinion addressed to the Security Agent from counsel in the Permitted Short Term Jurisdiction in form and content reasonably satisfactory to the Security Agent but subject to generally accepted local counsel opinion reservations and qualifications, and to be provided subject to the co-operation of the Security Agent in respect of such Aircraft in supplying any documents necessary to be supplied by them to enable such opinion to be given. Such opinion shall confirm (subject to the Security Agent’s ability to waive, in its sole discretion):

(A) that the Lien of the Security Agent will not be adversely affected by the Permitted Short Term Relocation;

(B) the Aircraft Mortgage and the Security Agent’s right to repossess the Aircraft are valid, binding and enforceable under the laws of such country; and

(C) that all filings, recordings and other action necessary or desirable in order to establish, perfect (to the extent perfection is a relevant concept in such country) and protect the Security Agent’s right, title and interest in and to and Liens on the Aircraft in such new jurisdiction either have been accomplished prior to such change in the Permitted Short Term Jurisdiction or, if such opinion cannot under applicable law be given at the time of registration, are specified in such opinion and Borrower undertakes to accomplish such filing, recording or other action as soon as practicable after giving effect to such change in registry (in which case a further opinion shall be received by the Security Agent promptly thereafter to the effect that all such recording, filing and other actions have been accomplished); and

(viii) in the case of a Permitted Jurisdiction listed in Tier B or Tier C of the definition thereof, Security Agent shall have obtained, at Borrower’s cost, a Jurisdictional Review in form and substance satisfactory to Security Agent (acting reasonably).

“Permitted Sublease” means any Intercompany Lease or any Intercompany Sublease.

“Permitted Third Party Agreement” shall mean (a) the Intercompany Leases; (b) the Intercompany Subleases; and (c) any Permitted Services Agreements or Maintenance Program Agreements (as such terms are defined in the respective Intercompany Leases and Intercompany Subleases).

“Permitted Third Party User” shall mean the Guarantor or any Affiliate of the Guarantor (other than the Borrower).

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean (i) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA and (ii) the defined benefit plan of a United Kingdom Subsidiary.

“Primary Hangar Location” means, with respect to an Aircraft, (i) such hangar location in the State of Registration for such Aircraft as shall have been notified to the Administrative Agent at the time such Aircraft became subject to the Loan Documents, (ii) if the State of Registration changes as permitted by the terms hereof with respect to such Aircraft, a hangar location in such State of Registration as shall be notified to the Administrative Agent promptly after such change or (iii) if the Aircraft is subject to a Permitted Short Term Relocation, a hangar location in the Permitted Short Term Jurisdiction as shall have been notified to the Administrative Agent promptly after the entry into of such Permitted Short Term Relocation.

“Pro Rata Share” shall mean with respect to any Lender at any time, a percentage, the numerator of which shall be the principal amount of the Term Loan owing to the relevant Lender, and the denominator of which shall be the principal amount of the Term Loan outstanding at such time; provided, however, that in respect of each Lender’s obligation to fund a Borrowing under Section 2.3 of this Agreement, the term shall mean, with respect to any Lender prior to Funding, a percentage, the numerator of which shall be such Lender’s Term Loan Commitment, and the denominator of which shall be the aggregate Term Loan Commitments of all Lenders.

“Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time.

“Records” shall mean any and all logs, manuals, certificates, data, inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the airframe, the Engines, the APU (if any), or any other parts of an Aircraft, or any other Collateral, including, without limitation, all records (i) required to be maintained by any Governmental Authority having jurisdiction, or by any manufacturer or supplier with respect to the enforcement of warranties or otherwise, (ii) evidencing the Borrower’s compliance with Applicable Standards, or (iii) with respect to any maintenance service program.

“Register” shall have the meaning given to such term in Section 11.5(c).

“Registration Certificate” means, with respect to any Aircraft, a currently effective Certificate of Registration of Aircraft, or any other certificate issued to Borrower (or Permitted Third Party User, as applicable) evidencing the currently effective registration of the Aircraft in its name, in connection with the operation of such Aircraft in the applicable State of Registration pursuant to the Registration Requirements, or any other document as may then be required to be maintained within such Aircraft by such Registration Requirements, either together with or in lieu of such certificate.

“Registration Documents” means, with respect to any Aircraft, the appropriate documents necessary in the reasonable opinion of the Administrative Agent to cause the applicable Aviation Authority to register such Aircraft in such State of Registration.

“Registration Requirements” means, with respect to any Aircraft, the requirements for (i) registering aircraft with its Aircraft Registry under applicable laws as then in effect, any successor laws, rules or regulations pertaining to applicants for and holders of a Registration Certificate, the registration number for such Aircraft, in each case as and to the extent pertaining to the registration of a Permitted Third Party User’s use and operation of such Aircraft (or the use and operation of such Aircraft by Borrower or a Permitted Third Party User, as applicable) or Borrower’s ownership of such Aircraft, as applicable, with such Aircraft Registry, including any renewal of such registration, or replacement of any such Registration Certificate and (ii) recording the Lien in favor of the Security Agent under the Mortgage as a first-priority (subject to Permitted Liens) perfected security interest over the Aircraft.

“Reference Bank” means, in relation to the LIBOR Rate, the principal London offices of Barclays, Citibank, N.A., JPMorgan Chase Bank, N.A., HSBC Bank plc or Wells Fargo Bank, N.A. or such other banks as may be selected from time to time by the Administrative Agent with the agreement of the Borrower (not to be unreasonably withheld or delayed).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Administrative Agent at its request by three Reference Banks (provided at least three (3) Reference Banks provide a rate) in relation to the LIBOR Rate, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in Dollars and for that period.

“Registerable Interests” shall mean all existing and prospective international interests and other interests, rights and/or notices, sales and prospective sales, assignments and subordinations, in each case, susceptible to being registered at the International Registry pursuant to the Cape Town Convention.

“Regulation U” shall have the meaning given to such term in Section 4.8.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective successors, assigns, trustees, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Amount” shall mean, in respect of an Aircraft, as of any date of determination, an amount equal to (i) Relevant Aircraft Amount multiplied by 105%, together with (ii) all accrued, but unpaid interest on the Relevant Aircraft Amount, (iii) any break costs incurred in connection with the prepayment of the Release Amount (if payment of the Release Amount occurs on a date other than the end of the applicable Interest Period), and (iv) any amounts due, owing or payable in respect of such Aircraft in accordance with this Agreement or other Loan Documents (other than contingent indemnification obligations and other contingent payment obligations in each case for which no claim has been made).

“Relevant Aircraft Amount” shall mean, in respect of an Aircraft, as of any date of determination, an amount equal to the product of (x) the principal amount outstanding under the Term Loan on such date of determination, multiplied by (y) a fraction, the numerator of which is the Adjusted Appraised Value of the applicable Aircraft, and the denominator of which is the sum of the Adjusted Appraised Values of all Aircraft.

“Relevant Default” shall mean (i) a Default by the Borrower in respect of any payment obligation hereunder or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of either the Borrower or the Guarantor or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (B) the appointment of a custodian, trustee, receiver, liquidator or other similar official for either the Borrower or the Guarantor or for a substantial part of its assets.

“Relinquished Engine” shall have the meaning set forth in Section 2(c) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Removal Events” shall have the meaning set forth in Section 2(c) of the Maintenance, Operations and Assignment Supplemental Agreement.

“Repayment Date” shall have the meaning given to such term in Section 2.5(a).

“Replacement Engine” shall have the meaning given to such term in Section 2(c) of the Maintenance, Operations and Assignment Supplemental Agreement..

“Replacement Parts” shall have the meaning set forth in Section 2(f)(ii) of the Maintenance, Operations and Assignment Supplemental Agreement..

“Representatives” means each of the Administrative Agent and the Security Agent.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loan at such time.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Required Coverages” means, with respect to any Aircraft, any of the insurance coverages required under the Loan Documents, whether being provided by Borrower or by any party to any Permitted Sublease (other than a Finance Party).

“Requisition of Use” (i) when used herein shall have the meaning given to such term in the definition of “Event of Loss” hereof and when used in the Maintenance, Operations and Assignment Supplemental Agreement shall mean the condemnation, confiscation or seizure of, or requisition of title to or use of, any Aircraft, its Airframe or any Engine, Rotor Blade or Rotor Component by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing for more than ninety (90) consecutive days or for any period which extends beyond the Scheduled Maturity Date.

“Responsible Officer” shall mean any of the manager, managing member, president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president or any other officer or legal personnel of the Borrower, the Guarantor or any Permitted Third Party User or such other representative of the Borrower, the Guarantor or any Permitted Third Party User as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Return to Manufacturer” means the return of the Airframe of an Aircraft, an Engine, Rotor Blade or Rotor Component to the manufacturer for modification in the event of patent infringement or for repair or replacement.

“Rotor Blade” means, with respect to any Aircraft, (i) each of the rotor blades described and listed by manufacturer’s serial numbers in the Loan Document covering such Aircraft and originally installed on its Airframe, whether or not thereafter installed on such Airframe or any other airframe from time to time; (ii) any rotor blade that may from time to time be substituted, pursuant to the applicable terms of the Loan Document and any manufacturer or supplier program, for such Rotor Blade; and (iii) in each case set forth in clauses (i) and (ii) hereof, with any and all Rotor Components and Parts incorporated in or installed on or attached to such Rotor Blade or rotor blade or, so long as title thereto shall remain vested in Borrower, any and all Rotor Components and Parts removed therefrom. The term “Rotor Blades” means, as of any date of determination, all Rotor Blades covered by the Loan Documents with respect to an Aircraft but in no event more or less than the number required for operation of such Aircraft at any one time.

“Rotor Component” means, with respect to any Aircraft, (i) each of the main rotor gear boxes, tail rotor gear boxes, combining gearboxes, transmissions, servos, main and tail rotor head components and other rotor components originally installed on the Airframe of such Aircraft, whether or not thereafter installed on such Airframe or any other airframe from time to time; (ii) any rotor component that may from time to time be substituted, pursuant to the applicable terms of the Loan Document and manufacturer or supplier program, for a Rotor Component covered thereunder; and (iii) in each case set forth in clauses (i) and (ii) hereof, with any and all Parts incorporated in or installed on or attached to such Rotor Component or rotor component or any and all Parts removed therefrom. The term “Rotor Components” means, as of any date of determination, all Rotor Components covered by the Loan Documents with respect to an Aircraft but in no event more or less than the number required for operation of such Aircraft at any one time

“Sanction” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted, or enforced by: (i) the United States government, including but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the Foreign Narcotics Kingpin Designation Act (21 U.S.C. §§ 1901-1908, 8 U.S.C. § 1182), the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (PL 111-195), the Iran Sanctions Act (50 U.S.C. § 1701 note), Section 1245 of the National Defense Authorization Act of 2012, The Iran Freedom and Counter-Proliferation Act of 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012 (PL 112-158), all as amended, or the regulations, rules, and executive orders administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”)); (ii) the United Kingdom; (iii) the European Union; (iv) the United Nations; or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, the United Nations Security Council (“UNSC”), or other relevant sanctions authority (collectively, the “Sanctions Authorities”).

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the Sanctioned Entities List maintained by the U.S. Department of State available at http://www.state.gov, or as otherwise published from time to time, (c) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (d) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (e) a Person named on the lists maintained by Her Majesty’s Treasury of the United Kingdom available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (f) any Person physically located, organized or resident in a Sanctioned Country or (g) any Person controlled by any such Person, to the extent that applicable Sanctions prohibit transactions with such controlled Person.

“Sanctions Authority” shall have the meaning provided in the definition of “Sanctions”.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by OFAC, the Denied Persons List, Entity List, and Unverified List maintained by the U.S. Department of Commerce Bureau of Industry and Security, the Debarred List or Nonproliferation Sanctions List maintained by the U.S. Department of State, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Scheduled Maturity Date” shall mean the date that is sixty (60) months after the Funding Date.

“Section 1110” shall mean Section 1110 of the Bankruptcy Code.

“Secured Parties” means each of the Administrative Agent, the Security Agent and each Lender.

“Security Agent” shall have the meaning given to such term in the opening paragraph hereof.

“State of Registration” means the Permitted Jurisdiction in which the applicable Aircraft is registered as of the relevant date of determination.

“Subordination Agreement” shall mean an agreement in form and substance reasonably acceptable to the Security Agent pursuant to which a Permitted Third Party User’s rights and interests under a Permitted Third Party Agreement are made expressly subject and subordinate to the Liens created pursuant to the applicable Loan Documents in and with respect to the Collateral and each Lender’s and the Security Agent’s rights and remedies under this Agreement and the other Loan Documents.

“Subsidiary” shall mean, with respect to any person (the “parent”), any corporation, partnership, joint venture, limited liability company, trust, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, together with any other corporation, partnership, joint venture, limited liability company, trust, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties and similar deductions, charges or withholdings in the nature of a tax imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Temporary Engine” shall have the meaning set forth in Section 2(c) in the Maintenance, Operations and Assignment Supplemental Agreement.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make such Lender’s Pro Rata Share of the Term Loan, expressed as an amount representing the maximum principal amount of such Lender’s Pro Rata Share of the Term Loan to be made by such Lender on the Funding Date. The amount of each Lender’s Term Loan Commitment is set forth on Schedule II.

“Term Loan” shall have the meaning given to such term in Section 2.1(a).

“Term Note” shall mean a promissory note of the Borrower payable to a Lender in the initial principal amount of such Lender’s relevant portion of the Term Loan in substantially the form of Exhibit A.

“Transferee” shall have the meaning given to such term in Section 5.16.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-down and Conversion Powers” in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

Section 1.2.    Reserved.

Section 1.3.    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Guarantor delivered pursuant to Section 5.1(a); if (i) any change in accounting principles from those used in the preparation of the financial statements of the Guarantor referred to in Section 5.1 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and such change materially affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a material change in federal, state or foreign tax laws which materially affects any of the Borrower and their Subsidiaries’ ability to comply with the covenants, standards or terms found in this Agreement, the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.3, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 1.4.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city of the Administrative Agent’s principal office, unless otherwise indicated and (vi) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws). A Default or an Event of Default “exists” if it has not been remedied or waived.

ARTICLE II

AMOUNT AND TERMS OF THE TERM LOAN COMMITMENT

Section 2.1.    Term Loan Commitment.

(a)    Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to fund a principal amount equal to its Term Loan Commitment to enable a loan to be made to the Borrower in a single borrowing in an aggregate amount not to exceed the Maximum Advance (the “Term Loan”) during the Availability Period on the Funding Date.

(b)    The Borrowing hereunder will be a Term Loan that accrues interest in accordance with Section 2.9 hereof. Amounts repaid or prepaid in respect of each Lender’s Pro Rata Share of the Term Loan may not be reborrowed.

(c)    No Lender shall have any obligation to fund an amount in respect of its Term Loan Commitment hereunder after the end of the Availability Period. Any portion of the Lenders’ Term Loan Commitments which are not drawn by the Borrower prior to the end of the Availability Period shall terminate and be automatically cancelled.

Section 2.2.    Requests for Term Loan Borrowing. To request the Borrowing, the Borrower shall give the Administrative Agent a written notice (or telephonic notice promptly confirmed in writing) of the Borrowing substantially in the form of Exhibit 2.2 (a “Notice of Term Loan Borrowing”), prior to 11:00 a.m. (New York, New York time) at least three (3) Business Days (or such shorter period as is acceptable to Administrative Agent) prior to the requested date of the Borrowing. The Notice of Term Loan Borrowing shall be irrevocable and shall specify: (i) the principal amount of the Borrowing of an amount in Dollars, which shall not exceed the Maximum Advance, (ii) the date of the Borrowing (which shall be a Business Day and at least three (3) Business Days (or such shorter period as is acceptable to Administrative Agent) after the date of the Notice of Term Loan Borrowing) and (iii) the account to which the proceeds of such Borrowing should be credited, such account to be approved by the Administrative Agent in advance of the date of the Notice of Term Loan Borrowing.

Section 2.3.    Funding of Borrowing.

(a)    Upon receipt of the Notice of Term Loan Borrowing in accordance with Section 2.2, the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Pro Rata Share of the Term Loan in Dollars which the Lender is required to make available to the Administrative Agent in accordance with this Section. Each Lender will make available its Pro Rata Share of the Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. (New York, New York time) to the Administrative Agent at the Payment Account. The Administrative Agent will make the Term Loan available to the Borrower by promptly crediting the amounts received by the Administrative Agent, by the close of business on such proposed date, to the account specified in the Notice of Term Loan Borrowing.

(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York, New York time) one (1) Business Day prior to the date on which such Lender is to participate in the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount in Dollars. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of the Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at a rate determined by the Administrative Agent as being that which reflects its costs of funds. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and, if required by the Administrative Agent, the Borrower shall immediately return such corresponding amount to the Administrative Agent, together with accrued interest calculated at its costs of funds. Any such amount returned by the Borrower shall cease to form part of the Borrowing and shall be considered as not advanced by the relevant Lender and the provisions of this Agreement shall apply and be interpreted accordingly. Nothing in this subsection (b) shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of the Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)    The Borrowing shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Pro Rata Share of the Term Loan provided to be made by it hereunder, regardless of the failure of any other Lender to make its Pro Rata Share of the Term Loan hereunder.

(d)    If before close of business in New York two (2) Business Days prior to the relevant Interest Period the Administrative Agent receives notification from a Lender or Lenders (whose aggregate Pro Rata Share exceeds 45% of the Term Loan) that the cost to such Lender of maintaining its participation in the Term Loan from whatever source it may reasonably select would be in excess of the LIBOR Rate or the LIBOR Rate is unavailable or cannot otherwise be determined in accordance with its definition set forth herein, then subsection (e) following will apply to the Term Loan for the relevant Interest Period.

(e)    If this subsection (e) applies by reason of subsection (d), then the rate of interest on the applicable Lender’s or Lenders’ Pro Rata Share(s) of the Term Loan for the relevant Interest Period will be the percentage rate per annum which is the sum of:

(i) the Applicable Margin; and

(ii) the rate notified to the Administrative Agent by the applicable Lender as soon as practicable and in any event before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Borrowing whatever source it may reasonably select.

If this subsection (e) applies by reason of subsection (d) and all the Lenders or the Borrower so require, the Lenders and the Borrower must enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest and/or funding for the Borrowing. Any alternative basis agreed pursuant to the foregoing sentence will, with the prior written consent of all the Lenders and the Borrower be binding on all parties.

Section 2.4.    Interest Elections.

(a)    The Borrowing initially shall have an Interest Period as specified in such Notice of Term Loan Borrowing, subject to the determination of the initial Interest Period as provided in the first paragraph of the definition of “Interest Period”. Thereafter, the Borrower may elect to convert the length of each Interest Period as it relates to the Borrowing.

(b)    To make an election in respect of an Interest Period pursuant to this Section 2.4, the Borrower shall give the Administrative Agent written notice, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Continuation/Conversion”), prior to 12:00 noon (New York, New York time) three (3) Business Days prior to the final date of the Interest Period preceding the Interest Period to which the election relates and which is then continuing and no earlier than 10 Business Days before such date. Each such Notice of Continuation/Conversion shall be irrevocable and shall specify the Interest Period applicable thereto after giving effect to such election, which shall be a period (or periods) contemplated by the definition of “Interest Period” subject to the restrictions set out in such definition.

(c)    If, prior to 12:00 noon (New York, New York time) on the date falling three (3) Business Days prior to the final day of an Interest Period, the Borrower shall have failed to deliver a Notice of Continuation/Conversion in respect of the subsequent Interest Period, then the Borrower shall be deemed to have elected to continue the Borrowing with the same length of Interest Period applicable to the Interest Period continuing as of such date or such shorter period which would result in such Interest Period ending on the next Repayment Date or Scheduled Maturity Date, as applicable.

(d)    Upon receipt of any Notice of Continuation/Conversion, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of the Borrowing.

Section 2.5.    Amortization and Repayment of the Term Loan.

(a)    The Borrower shall repay to the Lenders outstanding principal in respect of the Term Loan (together with accrued and unpaid interest thereon) on 31 March, 30 June, 30 September and 31 December (each a “Repayment Date”), commencing on the last Business Day of the first full calendar quarter ending after the calendar quarter during which Funding occurs in an amount equal to 1.75% of the amount advanced to the Borrower in accordance with Section 2.3(a), provided that the payment on the first Repayment Date shall include an additional amount equal to the prorated portion of the otherwise scheduled principal payments for the period from the Funding Date through and including March 31, 2017 (calculated assuming a 360-day year).

(b)    The outstanding principal amount of the Term Loan shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

(c)    Each Lender is entitled to receive its Pro Rata Share of the amount payable by the Borrower pursuant to subsections (a) and (b) of this Section 2.5.

Section 2.6.    Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from the Pro Rata Share of the Term Loan made by such Lender to the Borrower, including the amounts of principal and interest payable thereon and paid to such Lender by the Borrower from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) each Lender’s Pro Rata Share of the Term Loan, (ii) the Interest Period applicable to the Borrowing, (iv) the date of each continuation thereof pursuant to Section 2.4, (v) the date of each conversion of all or a portion thereof pursuant to Section 2.4, (vi) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lenders hereunder in respect of the Term Loan and (vii) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loan and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

(b)    At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Term Note, payable to such Lender.

Section 2.7.    Optional Prepayments.

(a)    The Borrower shall have the right at any time and from time to time to prepay the Borrowing, in whole or in part, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than in the case of any prepayment, 12:00 p.m. noon (New York, New York time) not less than five (5) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Term Loan or any portion thereof to be prepaid; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the Borrower shall be required to pay any amounts required pursuant to Section 2.14 in any such event). Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender and the Security Agent of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.9; provided, that if the Borrowing (or part thereof) is prepaid on a date other than the last day of an Interest Period, the Borrower shall also pay all amounts required pursuant to Section 2.14. The aggregate principal amount of each partial prepayment of the Borrowing shall be an integral multiple of $1,000,000.

(b)    Any prepayment made pursuant to subsection (a) of this Section 2.7 shall be applied to reduce the subsequent scheduled payments of the Borrowing to be made pursuant to Section 2.5(a) on a pro rata basis.

(c)    In connection with any such optional prepayment of the Borrowing in whole or in part pursuant to this Section 2.7, the Borrower agrees to pay to the Lenders (in the aggregate to be divided between them on the basis of their Pro Rata Share) a prepayment fee in an amount equal to the following:

(i)    if the applicable prepayment for the Borrowing (or portion thereof) occurs no later than twelve (12) months after the Funding Date, 2.0% of the aggregate principal amount of such prepayment;

(ii)    if the applicable prepayment for the Borrowing (or portion thereof) occurs more than twelve (12) months, but no later than 24 months, after the Funding Date, 1.5% of the aggregate principal amount of such prepayment;

(iii)    if the applicable prepayment for the Borrowing (or portion thereof) occurs more than 24 months, but no later than 36 months, after the Funding Date, 1.0% of the aggregate principal amount of such prepayment; and

(iv)    if the applicable prepayment for the Borrowing (or portion thereof) occurs more than 36 months, but no later than 48 months, after the Funding Date, 0.5% of the aggregate principal amount of such prepayment.

(d)    For the avoidance of doubt, no prepayment fee is payable if the applicable prepayment for the Borrowing (or portion thereof) occurs more than 48 months after the Funding Date.

Section 2.8.    Mandatory Prepayments.

(a)    Upon the occurrence of any Event of Loss with respect to any Aircraft, the Borrower shall make the payment as and when required by Section 3 of the Maintenance, Operations and Assignment Supplemental Agreement. Upon Administrative Agent’s receipt in good funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Borrower’s payment of such amounts, or any such insurance proceeds, or both) or the completion of an Aircraft Substitution, the Security Agent shall release the Liens created pursuant to the applicable Loan Documents relating to such Aircraft, and, provided a Relevant Default or Event of Default has not occurred and is continuing, the Administrative Agent shall promptly remit to the Borrower any such insurance proceeds so received by the Administrative Agent, in excess of such amount required to be paid.

(b)    Each prepayment made pursuant to subsection (a) of this Section 2.8 shall be without premium, penalty, or prepayment fee and shall be applied to reduce the subsequent scheduled payments of the Borrowing to be made pursuant to Section 2.5(a) on a pro rata basis.

Section 2.9.    Interest on the Term Loan.

(a)    The Borrower shall pay interest on the Term Loan at the Applicable Margin plus the LIBOR Rate (or at such other rate determined in accordance with this Agreement) for the applicable Interest Period in effect for the Term Loan.

(b)    If the Borrower fails to pay any amount payable by it under a Loan Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate (“Default Interest”) which, subject to subsection (c) below, is 2 percent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Borrowing for successive Interest Periods, each of a duration selected by the Administrative Agent (acting reasonably). Any interest accruing under this Section 2.9(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c)    If any overdue amount consists of all or part of the Term Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)    the rate of interest applying to the overdue amount during that first Interest Period shall be 2 percent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)    Interest on the principal amount of the Term Loan shall accrue from and including the date the Term Loan is made to but excluding the date of any repayment thereof. Interest on the outstanding Term Loan shall be payable on the last day of each Interest Period applicable thereto. All Default Interest shall be payable on demand.

Section 2.10.    Fees. The Borrower shall pay to the Administrative Agent for its own account or for the account of the Lenders, as applicable, fees in the amounts and at the times previously agreed upon in the Fee Letter.

Section 2.11.    Computation of Interest and Fees. All computations of interest on the Term Loan and amounts determined by reference to a rate determined by the Administrative Agent shall be calculated on the basis of a 360-day year and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.12.    Illegality.

If it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its respective share of the Term Loan:

(i) such Lender shall promptly notify the Borrower upon becoming aware of that event; and

(ii) upon the Lender so notifying the Borrower, (A) Lender’s Pro Rata Share of the Term Loan will be immediately cancelled; and (B) the Borrower shall repay such Lender’s Pro Rata Share of the outstanding Term Loan on the last day of the Interest Period for the Term Loan occurring after such Lender has notified the Borrower or, if earlier, the date specified by such Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

Section 2.13.    Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)    impose on any Lender or the libor interbank market any other condition affecting this Agreement or the Term Loan;

and the result of either of the foregoing is to increase materially the cost to any Lender of making, converting into, continuing or maintaining the Term Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand (specifying the basis therefor and the computation with respect thereto) by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender within ten (10) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered as stated in the applicable demand.

(b)    If any Lender shall have reasonably determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within ten (10) Business Days after receipt by the Borrower of written notice from and demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in subsection (a) or (b) of this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

(d)    If any Lender makes such a claim for compensation under this Section 2.13, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred and twenty (120) days after the event giving rise to the claim for compensation. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand except if the Change in Law giving rise to such incremental costs or reductions is retroactive then the 120-day period shall be extended to include the period of retroactive effect thereof.

(e)    In respect of this Section 2.13, the payment of any materially increased costs attributable to the implementation of, or compliance with, Basel III or CRD IV and the Borrower’s obligation to pay such costs to a Lender shall be subject to that Lender confirming to the Borrower (if requested to do so by the Borrower) at the relevant time that any such costs are due and the payment of such costs is consistent with the general approach that the Lender is taking with respect to other similarly rated borrowers and transactions with similar features and similar security.

Section 2.14.    Funding Indemnity and Other Losses. In the event of (a) the payment of any principal of the Term Loan other than on a Repayment Date or Scheduled Maturity Date (including as a result of an Event of Default or an Event of Loss), or (b) the failure by the Borrower to borrow, prepay or continue the Term Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand from the Administrative Agent or such Lender, for any loss, cost or expense attributable to such event; provided, however that the Borrower shall not be obligated to indemnify any Lender or the Administrative Agent to the extent that a failure to borrow is caused by the default or negligence of such Lender or the Administrative Agent. In the event of (a) above in relation to a Lender, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of the Term Loan if such event had not occurred at the LIBOR Rate applicable to the Term Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow or continue, for the period that would have been the Interest Period for the Term Loan) over (B) the amount of interest which that Lender would be able to obtain by placing an amount equal to the relevant principal amount on deposit with a lending bank in the London Interbank market for the same period. If any Lender or the Administrative Agent makes such a claim for indemnification under this Section 2.14, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred twenty (120) days after the event giving rise to the claim for indemnification. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand.

Section 2.15.    Taxes.

(a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes unless required by law. If the Borrower shall be required by law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent, the Security Agent or any Lender, as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions of Taxes and (iii) the Borrower shall pay the full amount of Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to Other Taxes payable in respect of the Loan Documents.

(c)    The Borrower shall indemnify the Administrative Agent, the Security Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed or asserted by a Governmental Authority and paid by the Administrative Agent, the Security Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability (together with a brief description of the basis therefor) delivered to the Borrower by a Lender, or by the Administrative Agent or the Security Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority under Section 2.15(a) or (b), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Any Lender that is entitled to an exemption from or reduction of any Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without such Tax or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver, to the extent that it is legally entitled to do so, to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) IRS Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) IRS Form W-8BEN or W-8BEN-E, or any successor form prescribed by the

IRS, together with a certificate stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of Code section 881(c)(3)(A); (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other IRS forms as are applicable to the Foreign Lender, including IRS Forms W-8IMY, W-8EXP, W-8ECI or W-8BEN-E. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence, inaccuracy or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower.

(f)    If a payment made to a Lender (including solely for purposes of Section 2.15(e), Section 2.15(g) and this Section 2.15(f), the Administrative Agent) under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with such Lender’s obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g)    Any Lender that is a United States person under Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

(h)    Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.15(e), (f) or (g) becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)    If any indemnified party becomes aware that it has received and, in its determination, utilized a refund (or elected a credit in lieu of such refund) of any Indemnified Tax or Other Tax with respect to which the Borrower has paid any amount pursuant to this Section 2.15, such Lender, the Security Agent or the Administrative Agent shall pay the amount of such refund (or credit) (including any interest received from the Governmental Authority with respect thereto) net of all reasonable out-of-pocket expenses incurred by the indemnified party to the Borrower within fifteen (15) days after utilization thereof provided that the Borrower agrees to repay the amount paid to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event that the indemnified party is required to repay such refund (or credit) to the relevant Governmental Authority. Each indemnified party shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such refund (or credit); provided, however, that no indemnified party shall be required to disclose any information to the Borrower with respect to the tax position of the indemnified party or take any other action that may adversely affect the indemnified party as determined in the indemnified party’s judgment. Notwithstanding anything to the contrary in this subsection (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund (or credit) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. If any indemnified party is entitled to a refund (or credit) for Taxes as to which it has been indemnified pursuant to this Section 2.15, then such party shall use reasonable efforts to secure that refund (or credit). This subsection (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)    For purposes of this Section 2.15, the term “applicable law” includes FATCA.

Section 2.16.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Sections 2.13, 2.14 and 2.15, or otherwise) to the Payment Account prior to 1:00 p.m. (New York, New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Account, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 11.4 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.

(b)    All payments of Obligations shall be made in Dollars.

(c)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Term Loan or fees that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Pro Rata Share in the Term Loan and accrued interest thereon or fees than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Pro Rata Shares in the Term Loan; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection (d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection (d) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent which reflects its costs of funds.

(f)    If any Lender shall fail to make any payment required to be made by it pursuant to 2.16(d) or 11.4(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17.    Mitigation of Obligations. If (i) any Lender’s Pro Rata Share of the Term Loan is required to be cancelled and repaid under Section 2.12, (ii) any Lender requests compensation under Section 2.13, or (iii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall, on the written request of the Borrower, take all reasonable steps to mitigate such circumstances, including, without limitation, using reasonable efforts to designate a different lending office for funding or booking its Pro Rata Share of the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such steps (y) would eliminate the need to cancel such Lender’s Pro Rata Share of the Term Loan and repay the same under Section 2.12 or, as applicable, would reduce amounts payable under Section 2.13 or Section 2.15, as the case may be, in the future and (z) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such steps.

Section 2.18.    Replacement of Lenders. If (i) the Borrower is required to pay any additional amount to any Lender under Section 2.14 or make any other payments to a Lender pursuant to Section 2.13 or 2.15 or (ii) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Loan Documents requested by the Borrower where such Lender’s consent is required in order for such modification or waiver to become effective and all other requisite Lenders have consented, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights and obligations hereunder and the other Loan Documents to any permitted assignee identified by the Borrower that shall agree to assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such Lender shall have received payment of an amount equal to the outstanding principal of its Pro Rata Share of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, (b) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.16(a) or indemnified by the Guarantor pursuant to Section 2.16(d), such assignment will result in a reduction in such payments thereafter and (c) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

ARTICLE III

CONDITIONS PRECEDENT TO EFFECTIVENESS AND FUNDING OF THE TERM LOAN

Section 3.1.    Conditions To Effectiveness. This Agreement shall not become effective until the date on which the Administrative Agent (or its counsel) shall have received the following (unless waived in accordance with Section 11.3):

(a)    The Administrative Agent (or its counsel) shall have received the following:

(i)    a counterpart of each of this Agreement, the Maintenance, Operations and Assignment Supplemental Agreement and the Insurance Supplemental Agreement signed by or on behalf of each party hereto or thereto;

(ii)    a counterpart of the Fee Letter signed by or on behalf of each party thereto;

(iii)    receipt and review, reasonably satisfactory to the Lenders of (A) the annual audited consolidated financial statements of the Guarantor for the Fiscal Year ended March 31, 2016, including the balance sheet, income statement and cash flow statement, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and (B) the consolidated financial statements of the Guarantor for the Fiscal Quarter ended September 30, 2016;

(iv)    a certificate of the Secretary or Assistant Secretary of the Borrower attaching and certifying copies of its limited liability company agreement and of the resolutions of its managers authorizing the execution and delivery of the Loan Documents to which it is a party and performance of its obligations thereunder and certifying the name, title and true signature of each manager of the Borrower executing the Loan Documents to which it is a party;

(v)    to the extent not delivered under subsection (iv) above, a certified copy of the certificate of formation, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower; and

(vi)    confirmation that the Loan Parties have satisfied all “know your customer” requirements as specified by the Finance Parties.

(b)    The Borrower shall have entered into lease agreements with Wells Fargo Bank Northwest, N.A., as owner trustee for Macquarie Aerospace Inc. in respect of five helicopters previously agreed between the Guarantor and an affiliate of the Administrative Agent, on terms separately agreed between such parties (collectively, the “Macquarie Leases”), but, for the avoidance of doubt, the Borrower shall not be required to have delivered a certificate of acceptance in respect of any such helicopter.

Section 3.2.    Conditions To Funding. The obligations of each Lender to fund its Term Loan Commitment shall be conditioned on the following (unless waived in accordance with Section 11.3):

(a)    (i) All conditions to effectiveness set forth in Section 3.1 shall have been complied with.

(ii) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Funding Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document, and under the Fee Letter, for which invoices (including estimated expenses) have been presented to the Borrower no later than two (2) days before the Funding Date.

(iii) The Lenders shall have approved to their satisfaction the form of each of the Intercompany Lease and the Intercompany Sublease.

(b)    The Administrative Agent (or its counsel) shall have received the following as of the Funding Date:

(i)    the Parent Guaranty duly executed by the Guarantor;

(ii)    a certificate of the Secretary or Assistant Secretary of the Guarantor attaching and certifying copies of its articles of incorporation and its bylaws and of the resolutions of its board of directors, and authorizations, authorizing the execution and delivery of the Parent Guaranty and the performance of its obligations thereunder and certifying the name, title and true signature of each officer of the Guarantor executing the Parent Guaranty to which it is a party; and

(iii)    to the extent not delivered under subsection (b)(ii) above, certified copies of the articles or certificate of incorporation, of the Guarantor, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Guarantor.

(iv)    so long as Guarantor is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, notice to the Administrative Agent by Borrower as to the public availability of an unaudited consolidated balance sheet of Guarantor and its Subsidiaries as of the end of the most recently ended Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Guarantor and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Guarantor’s previous Fiscal Year; provided however that if Guarantor is a public company, Borrower shall only be obliged to provide such financial information as Guarantor is legally obligated publicly to file.

(v)    if requested by a Lender, a duly executed Term Note from the Borrower for such Lender with respect to the Pro Rata Share of the Term Loan being funded by such Lender;

(vi)    copies of UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties requested by the Lenders, and such other searches relating to the Loan Parties and the Collateral reasonably requested by the Administrative Agent, in each case indicating that there are no prior Liens on any of the Collateral other than Permitted Liens; and priority search certificates from the International Registry relating to the Aircraft and Engines showing no undischarged International Interests;

(vii)    a favorable written opinion of Baker Botts L.L.P. in respect of the laws of the State of New York and of local counsel to the Loan Parties in each Loan Party’s jurisdiction of organization and/or relevant Aircraft Title Counsel, addressed to each Finance Party, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request, including, without limitation, a no conflicts opinion with respect to other material agreements;

(viii)    [Reserved.]

(ix)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loan or any transaction being financed with the proceeds thereof shall be ongoing;

(x)    an IDERA (to the extent registration on the International Registry is operative) and a deregistration power of attorney in any jurisdiction which is not a Contracting State (as defined in the Cape Town Convention) with respect to each Aircraft, in each case executed by the Borrower and any relevant lessee or sublessee of an Aircraft;

(xi)    copies of bills of sale in the chain of title from manufacturer to the Borrower with respect to the Aircraft, together with evidence of title to any engines installed on any Aircraft reasonably satisfactory to the Administrative Agent;

(xii)    confirmation that the Borrower and relevant Permitted Third Party User are Transacting User Entities on the International Registry;

(xiii)    confirmation there shall have been registered with the International Registry in the order and with the priority acceptable to the Administrative Agent registrations evidencing (A) the international interest (as defined in the Cape Town Convention) with respect to the relevant Aircraft and each associated Engine under the mortgage on such Aircraft, with the Security Agent, as creditor, and the relevant Borrower or Permitted Third Party User, as debtor, (B) if such Aircraft is registered in a Contracting State (as defined in the Cape Town Convention) or the relevant Permitted Third Party User, “at the time of the conclusion” (as such phrase is used in the Cape Town Convention) of the relevant lease, is “situated” (as such term is used in the Cape Town Convention) in a Contracting State, the international interest with respect to such

Aircraft and such Engines under such lease, with the Borrower, as creditor, and such Permitted Third Party User, as debtor, and (C) if applicable, the assignment of international interest with respect to such Aircraft and such Engines under the relevant lease (in respect of the international interests (as defined in the Cape Town Convention) under such lease), with the Security Agent, as assignee, and the Borrower, as assignor. The Security Agent shall have been given the “Right to Discharge” for all such registrations;

(xiv)    a copy of the certificate of airworthiness for each Aircraft issued by the State of Registration of the relevant Aircraft;

(xv)    a copy of the Air Operator’s Certificate for the relevant Permitted Third Party User issued by the State of Registration of the Aircraft;

(xvi)    a copy of the certificate of registration issued for each Aircraft by the State of Registration of the relevant Aircraft;

(xvii)    the Mortgages with respect to the Aircraft duly executed by the Borrower, together with a financing statement to be filed with the Clerk of Court of any parish in the State of Louisiana or any other applicable personal property filing in the applicable jurisdiction and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Mortgages, as required in order to perfect such Liens if not previously recorded (in the case of registration with the applicable Aviation Authority, consisting of evidence that application for such registration has been duly submitted);

(xviii)    the Lease Assignments with respect to each Intercompany Lease affecting the Aircraft duly executed by the Borrower, together with a financing statement to be filed with the Clerk of Court of any parish in the State of Louisiana and other applicable documents under the laws of the applicable jurisdiction with respect to the perfection of the Liens granted under the Lease Assignments;

(xix)    evidence that each Permitted Third Party User that is a sublessor of an Aircraft has provided assignments or re-assignments, as applicable, of Intercompany Subleases to the Borrower or to the applicable Permitted Third Party User from which such sublessor leases the applicable Aircraft;

(xx)    a Subordination Agreement executed by the applicable Permitted Third Party Users with respect to the Aircraft to serve as Collateral;

(xxi)    certificates of insurance issued by the Borrower’s broker on behalf of insurers of the Borrower, describing in reasonable detail the hull and liability and hull war insurance maintained by the Borrower and otherwise in compliance with the Loan Documents, naming the Security Agent as loss payee and each Finance Party as an additional insured;

(xxii)    a certificate dated the Funding Date and signed by a Responsible Officer of the Borrower, certifying that (u) no Default or Event of Default exists; (v) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the Funding Date, except to the extent such representations and warranties are limited to an earlier date, in which case they are true and correct in all material respects as of such earlier date; (w) since the date of the financial statements of the Guarantor described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; (x) after giving effect to the Funding of the Term

Loan on such Funding Date, the Borrower and its Subsidiaries, taken as a whole, will not be “insolvent” within the meaning of such term as defined in §101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated; and (y) no action, suit, investigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect; and

(xxiii)    a duly executed Notice of Term Loan Borrowing from the Borrower delivered in accordance with Section 2.2.

(c)    On the Funding Date, the Borrower shall take delivery of the relevant aircraft under the four of the five Macquarie Leases, as separately agreed between the Borrower and Macquarie Aerospace Inc.

(d)    The Administrative Agent confirming in writing to the Borrower that it has completed technical inspections of a subset of the Initial Aircraft comprising one of each model type operating in each of the relevant jurisdictions, in each case as selected by the Administrative Agent, and is satisfied, in its reasonable discretion, , that the condition of the Aircraft is consistent with the assumptions used in appraisals obtained by the Administrative Agent in respect of the relevant Initial Aircraft inspected with respect to the following: (i) the Aircraft is complete and intact, airworthy and has not suffered material damage, (ii) technical and operating records have no material deficiencies, and (iii) the Aircraft is in compliance with regulatory requirements.

(e)    No Change in Law shall have occurred that would make it a violation of law or governmental regulations for any Lender to make the Term Loan.

(f)    The Borrower shall have delivered to Administrative Agent a Notice of Term Loan Borrowing in accordance with Section 2.2 hereof.

Section 3.3.    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent (or its counsel) for the account of each of the Lenders and, except for the Term Notes which shall be delivered to the applicable Lender, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

Section 3.4.    Post Closing.

(c)    As soon as reasonably practicable after Funding, the Administrative Agent shall have received from Aircraft Title Counsel evidence that appropriate registrations of International Interests have been made on the International Registry in favor of the Security Agent. Within five (5) Business Days (or such longer period as is acceptable to the Administrative Agent), the Administrative Agent shall have received a favorable opinion from Aircraft Title Counsel who made the International Registry registrations, in each case, relating to the ownership and lien status of each Aircraft after the filing of the Mortgages or other applicable registration of the security interest in favor of the Security Agent.

Section 3.5.    Satisfaction of Conditions. The Borrower shall make commercially reasonable efforts to satisfy the conditions set forth in Sections 3.1 and 3.2, including facilitating the provision of due diligence information requested by the Administrative Agent and the inspections of a number of the Initial Aircraft as contemplated by Section 3.2(d), and the Administrative Agent and the Security Agent

agree to act in a commercially reasonable manner with respect to all requests, inspections and approvals required by such parties in connection with the Borrower’s satisfaction of the conditions set forth in Sections 3.1 and 3.2. In the event that, on or before the end of the Availability Period (i) the parties are unable to agree on the form of Loan Documents (other than this Agreement) to be executed as of the Funding Date, or (ii) the Borrower does not fulfill the conditions for Funding set forth herein, this Agreement shall terminate without further force and effect, but without prejudice to any obligations of the Borrower in respect of payments for fees and expenses under this Agreement and the Fee Letter, and, in the event the Notice of Term Loan Borrowing has been issued in accordance with Section 2.2 hereof, any amounts due and payable pursuant to Section 2.14 hereof, in each case, to the extent applicable and incurred prior to the date of such termination.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Security Agent and each Lender, on the date of this Agreement (except as to Section 4.9 and Section 4.13, which shall only be made on the Funding Date) and on the Funding Date, as follows:

Section 4.1.    Existence; Power. The Borrower (i) is duly organized or incorporated, validly existing and in good standing as a limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, in the case of (ii) and (iii), except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.    Organizational Power; Authorization. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s constitutional or organizational powers and have been duly authorized by all necessary board, organizational, and if required, shareholder, partner or member, action, as the case may be. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which it is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.    Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its respective assets or give rise to a right thereunder to require any payment to be made by the Borrower and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower prohibited under the Loan Documents.

Section 4.4.    Financial Statements. The audited consolidated balance sheet of the Guarantor and its Subsidiaries as of March 31, 2016 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as of such date and the consolidated results of operations for such period in conformity with GAAP consistently applied. Since September 30, 2016 there has been no event with respect to the Guarantor and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.5.    Litigation. There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or affecting the Aircraft or any other Collateral, or affecting the Borrower’s ability to comply with its obligations under the Loan Documents, in each case which, if decided adversely, could reasonably be expected to have a Material Adverse Effect.

Section 4.6.    Compliance with Laws and Agreements. The Borrower is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all material indentures, material agreements or other material instruments binding upon it or its properties, except in each case where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.    Investment Company Act, Etc. Neither Borrower nor any Subsidiary thereof is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) otherwise subject to any other regulatory requirement limiting its ability to incur or guarantee Indebtedness or grant security interests in its property to secure such Indebtedness or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.    Margin Regulations. None of the proceeds of the Term Loan will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect (“Regulation U”) or for any purpose that violates the provisions of Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.9.    Ownership of Collateral.

(a)    The Borrower has, and shall continue to have, good and marketable title to its Collateral, in each case free and clear of Liens, except for Permitted Liens.

(b)    The Lender’s Lien in the Collateral is and shall remain validly created and perfected (subject to completion of the registration with the applicable Aviation Authority and the filing of the financing statement with the Clerk of Court of any parish in the State of Louisiana or other applicable personal property filing in the applicable jurisdiction), and has and shall continue to have first priority over any other Liens pursuant to all applicable law, free and clear of all other Liens, except Permitted Liens.

(c)    All filings, recordings, registrations or other actions necessary or desirable in order to vest such title in the Borrower, and establish, perfect and give first priority, subject to Permitted Liens, to the Lender’s Lien and other rights and interests in, against or with respect to the Collateral owned by the Borrower, have been duly effected (subject to completion of the registration with the applicable Aviation Authority and the filing of the financing statement with the Clerk of Court of any parish in the State of Louisiana or other applicable personal property filing in the applicable jurisdiction) and all Impositions in connection therewith have been duly paid as and when payable.

(d)    The Aircraft are insured in accordance with Section 5.8.

(e)    (A) Each of the Borrower and any Permitted Third Party User is a “transacting user entity” (as such term is defined in the Regulations of the International Registry); is “situated”, for the purposes of the Cape Town Convention, either in the United States, the Cayman Islands or the jurisdiction where such Permitted Third Party User is incorporated or has its principal place of business; and has the power to “dispose” (as such term is used in the Cape Town Convention) of the relevant Aircraft and its related Engines; (B) each Airframe constitutes an Aircraft Object (as defined in the Cape Town Convention) and each Engine constitutes, or, when removed from the associated Airframe, would constitute, an Aircraft Object (as defined in the Cape Town Convention) and Borrower hereby agrees that any Mortgage upon its execution will constitute a separate International Interest with respect to each Airframe and/or each Engine. For the purposes of the Cape Town Convention and any other Applicable Law: the Mortgage and any Lease Assignment is effective to constitute International Interests in the Airframe and any Engine and security assignments of the related associated rights and transfer of the related International Interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Lease Documents).

Section 4.10.    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate restrictions to which the Borrower or any Subsidiary thereof is subject that could reasonably be expected to result in a Material Adverse Effect. No written information furnished by or on behalf of the Borrower to the Administrative Agent, the Security Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.11.    OFAC. Neither Borrower nor any Permitted Third Party User nor any Affiliate thereof nor any of their respective directors or executive officers nor, to their knowledge, any of their respective non-executive officers is a Sanctioned Person.

Section 4.12.    Compliance with Patriot Act and Other Laws. The Borrower and each Affiliate thereof and each of their respective directors and officers is and each Permitted Third Party User is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) all applicable provisions of Title III of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), and (iii) and all anti-money laundering and anti-corruption laws applicable to it.

Section 4.13.    Security Documents. Each of the Mortgages and Lease Assignments then in effect is effective to create in favor of the Security Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in or lien or charge against or collateral assignment of all right, title and interest of the Borrower in the Collateral described therein except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and, when a financing statement in appropriate form is filed in the office of the Clerk of Court of any parish in the State of Louisiana or other applicable personal property filing in the applicable jurisdiction, and when International Interests are recorded on the International Registry and all applicable filings are made with the relevant State of Registration and any relevant registrar of companies, the security interest created by such Mortgages and Lease Assignments shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any Lien granted in favor of any Person that is prohibited hereunder.

Section 4.14.    Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Term Loan under this Agreement, the Borrower and its Subsidiaries, taken as a whole, will not be “insolvent,” within the meaning of such term as defined in section 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.15.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.16.    Taxes. The Borrower confirms that the Borrowing does not relate to any arrangements which constitute either a notifiable arrangement or a notifiable proposal within the meaning of section 306 of the Finance Act 2004 or a notifiable scheme within the meaning of Schedule 11A of the Value Added Tax Act 1994.

Section 4.17.    Section 1110. The Borrower is a Certificated Air Carrier and the Security Agent is entitled to the benefits of Section 1110 under the Mortgage in the event of a case under Chapter 11 of the Bankruptcy Code in which Borrower is a debtor.

ARTICLE V

COVENANTS

The Borrower covenants and agrees that on and after the Closing Date for as long as any Obligation applicable to the Borrower remains unpaid or outstanding:

Section 5.1.    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year of the Guarantor, a copy of the annual audit report for such Fiscal Year for the Guarantor and its Subsidiaries, containing a consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Guarantor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (without qualification as to scope of audit or any going concern explanation or limitation), accompanied by a certificate from the Guarantor’s certified public accountant stating that such financial statements fairly present in all material respects the financial condition and the results of operations of the Guarantor and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b)    as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Guarantor, an unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor’s previous Fiscal Year;

(c)     as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, an unaudited balance sheet of the Borrower for such Fiscal Year and the related unaudited statements of income of the Borrower for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year;

(d)    as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited balance sheet of the Borrower as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income of the Borrower for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(e)    concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, a certificate signed by the chief financial officer or treasurer or controller of the Guarantor (i) certifying as to the accuracy of such financial statements, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (iii) stating whether any change in the application of GAAP has occurred since the date of such the Guarantor’s audited financial statements delivered in connection with the closing of this Agreement and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(f)    promptly following any reasonable request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request and any information required by a Lender in respect of its “know your customer” requirements.

Section 5.2.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default or Event of Default;

(b)    the occurrence of any Event of Loss or other event or condition of which the Borrower is aware that could reasonably be expected to become an Event of Loss;

(c)    the commencement of any litigation or governmental proceeding of the type described in Section 4.5; and

(d)    any dispute between the Borrower and any Governmental Authority or other party that involves the Aircraft or any other Collateral which might materially interfere with the normal business operations of the Borrower that, in each case, could reasonably be expected to result in a Material Adverse Effect.

Section 5.3.    Existence; Conduct of Business. The Borrower will do, or cause to be done, all things necessary to preserve, renew and maintain in full force and effect its legal existence and, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the business of providing helicopter services or such other businesses or services (including other aircraft services) that are reasonably related to the foregoing.

Section 5.4.    Compliance with Laws, Etc. The Borrower will, and will procure that the Permitted Third Party User will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.    Payment of Obligations. The Borrower will, and will procure that the Permitted Third Party User will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all Taxes and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower (or the Permitted Third Party User, as applicable) has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) such proceedings do not involve, in the Security Agent’s judgment, any material danger of the sale, foreclosure, transfer, forfeiture, or lien on the collateral or title thereto or the rights of the Security Agent and each Lender hereunder or the Security Agent’s or Lender’s interest therein.

Section 5.6.    Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account customary in the businesses of the Borrower and its Subsidiaries and otherwise required to be maintained by publicly held companies, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Guarantor in conformity with GAAP.

Section 5.7.    Maintenance of Aircraft; Title; Security Interest. Provided that no Event of Default exists and is continuing, the Borrower may enter into one or more Permitted Third Party Agreements with a Permitted Third Party User, and permit to exist Permitted Third Party Agreements affecting the Aircraft between Permitted Third Party Users, as provided for in the Maintenance, Operations and Assignment Supplemental Agreement. The Borrower will, or its Affiliate will, on its behalf, comply with the requirements set forth in the Maintenance, Operations and Assignment Supplemental Agreement. While certain obligations of the Borrower under the Loan Documents may be performed by one or more of the Permitted Third Party Users, (i) no such Permitted Third Party Agreement shall reduce any of the Borrower’s obligations, or any Lender’s or the Security Agent’s rights, under any of the Loan Documents; provided, however, that any such performance shall satisfy the Borrower’s obligations with respect thereto to the extent that such performance fully and timely satisfies the Borrower’s obligations in strict accordance with the terms of the Loan Documents, (ii) all of the Borrower’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) no Lender is waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring the Borrower to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that the Borrower shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Permitted Third Party User pursuant to a Permitted Third Party Agreement.

Section 5.8.    Insurance. The Borrower will, or its Affiliate will, on its behalf, maintain insurance coverage of the types and amounts (including any deductibles) set forth in the Insurance Supplemental Agreement with respect to each Aircraft.

Section 5.9.    Use of Proceeds. The Borrower shall use the proceeds of the Term Loan for general corporate purposes of the Borrower and its Affiliates. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.10.    Further Assurances; Aircraft Substitutions.

(a)    The Borrower will promptly execute and deliver to the Security Agent or arrange for Guarantor to promptly execute and deliver to the Administrative Agent (as applicable), such further instruments, UCC and governmental filings (including an IDERA (to the extent registration on the International Registry is operative)) and other documents, make, cause to be made and/or consent to all registrations with the applicable registries, and take such further action, as the Administrative Agent, the Security Agent or the Required Lenders may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of the Lenders or the Security Agent thereby.

(b)    Notwithstanding any provision contained herein or in any other Loan Document, Aircraft Substitutions will be permitted after the date which is thirty (30) days (or such shorter period as is acceptable to the Security Agent), after the Funding Date so long as the Borrower satisfies the conditions set forth in such definition with respect to the Eligible Aircraft to be substituted, as if such Eligible Aircraft had been an Aircraft on the Funding Date, contemporaneously with the consummation of such Aircraft Substitution and take such other actions in connection therewith as would otherwise have been required to be taken pursuant to this Agreement had the substituted Eligible Aircraft been an Aircraft on the Funding Date.

Section 5.11.    Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect and enforce policies and procedures designed to procure compliance, in all material respects, by the Borrower, its Subsidiaries and their respective directors and officers with applicable Sanctions and the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Anti-Corruption Law applicable to it. The Borrower will not request the Borrowing, and the Borrower shall not, and the Borrower shall ensure that its Subsidiaries shall not, directly or, to its knowledge, indirectly, use the proceeds of the Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would cause any Lender, the Administrative Agent, or the Security Agent to be in violation of applicable Sanctions and nor will the Borrower permit any Permitted Third Party User to operate the Aircraft in violation of any Sanctions or in a manner which would result in any Lender, the Administrative Agent or the Security Agent to be in violation of applicable Sanctions. The Borrower is acting for its own account, and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat money laundering, including but not limited to such law, official requirement or other regulatory measure or procedure under the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time, any European Union law, or other applicable law.

Section 5.12.    Taxes. The Borrower will, and will procure that each other Loan Party and each Permitted Third Party User will, file with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property Taxes (or any other Taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. Borrower will and will procure that each other Loan Party and each Permitted Third Party User will (i) pay on or before the date when due all Taxes as shown on said returns and all Taxes assessed or billed with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities other than Taxes on or measured solely by the net or overall gross income or capital of any Lender and (ii) pay when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege and other Taxes now or hereafter imposed by any governmental body or agency upon Borrower, other Loan Party, each Permitted Third Party User, or the Aircraft or any of the other Collateral (other than Taxes on or measured solely by the net or overall gross income or capital of any Lender), with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above, other than Taxes on or measured solely by the net or overall gross income or capital of any Lender, being referred to herein collectively, as “Impositions”). The Borrower may delay payment of the Impositions referenced in the preceding sentence hereof if and to the extent the Borrower: (i) is contesting any such assessment in good faith, with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in the Security Agent’s reasonable judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Collateral, or title thereto, the rights of any Lender hereunder or any Lender’s interest therein; (ii) has established, in accordance with GAAP or other appropriate provisions satisfactory to the Administrative Agent, adequate reserves to pay any contested tax amounts; and (iii) otherwise keeps the Administrative Agent updated on the status of such contest upon request.

Section 5.13.    Aircraft Registration. The Borrower shall remain responsible pursuant to the applicable provisions of this Agreement to cause (i) its Aircraft to be effectively and otherwise validly registered in the Borrower’s or the Permitted Third Party User’s name on the applicable registries in the State of Registration, and (ii) the registration number then currently assigned to each Aircraft to remain authorized for use by the Borrower or the Permitted Third Party User on such Aircraft, in each case, in accordance with all applicable registration requirements of the applicable jurisdiction.

Section 5.14.    Inspection. The Borrower shall, upon reasonable notice from the Administrative Agent, allow representatives of the Security Agent to inspect each Aircraft and/or its technical records, which inspection shall occur no more than once per 12-month period; provided, upon the occurrence and during the continuation of an Event of Default, the Security Agent may make such inspections as often as reasonably requested. The cost of each inspection shall be borne by the Borrower.

Section 5.15.    Negative Pledge. The Borrower will warrant and defend its good and marketable title to the Aircraft owned by it and the associated Collateral, and the validity, perfection and first priority of the Liens in the Collateral granted pursuant to the applicable Loan Documents, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, the Borrower (i) will not create, assume or suffer to exist any Liens on or with respect to the Collateral, or the Borrower’s interest therein (other than Permitted Liens); and (ii) will promptly take such action as directed by the Security Agent to duly discharge any such Liens that do not constitute Permitted Liens.

Section 5.16.    Sale of Collateral. Except as otherwise permitted pursuant to Section 5.7 (including the Maintenance, Operations and Assignment Supplemental Agreement), Borrower shall not sell, assign, convey, mortgage, exchange or otherwise transfer, lease, or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Aircraft owned by it or any associated Collateral, or attempt or offer to do, or suffer or permit any of the foregoing; provided that the Borrower shall be permitted (i) to deliver possession of the Aircraft or any associated Collateral (A) to any Person for testing, service, repair, maintenance, overhaul, alteration, modification and replacement, if and to the extent consistent with the provisions of the Loan Documents; or (B) to any Permitted Third Party User under a Permitted Third Party Agreement; or (ii) sell or transfer for value one or more Aircraft and associated Collateral to the Guarantor or to other Subsidiaries of the

Guarantor (each a “Transferee”), as long as (A) either (y) Transferee promptly executes a Mortgage and a Lease Assignment (relating to an assigned or novated Intercompany Lease to the Transferee) in favor of the Security Agent covering such Aircraft and associated Collateral and securing the Obligations (which mortgage’s lien, security interest, and international interest and Lease Assignment shall be perfected by appropriate registrations and filings and which Mortgage’s and Lease Assignment’s enforceability shall be confirmed by legal opinion), and provided evidence that each Permitted Third Party User that is a sublessor of the applicable Aircraft has provided assignments or re-assignments, as applicable, of any Intercompany Subleases (or assigned or novated Intercompany Leases) to the Borrower or to the applicable Permitted Third Party User from which such sublessor leases the applicable Aircraft or (z) Borrower makes an optional prepayment of the Release Amount in accordance with the terms of this Agreement or effects an Aircraft Substitution; (B) the Parent Guaranty remains in place and effective; and (C) unless Borrower is prepaying the Release Amount or effecting an Aircraft Substitution per (z) above, the Security Agent remains entitled to the benefits of Section 1110 in the event of a case under Chapter 11 of the Bankruptcy Code in which Borrower is a debtor.

Section 5.17.    Investment Company. For so long as it is a borrower hereunder, the Borrower shall not become an “investment company” or be “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 5.18.    Section 1110. Borrower acknowledges that each Lender and the Security Agent would not have entered into this Agreement unless it had available to it the benefits of a secured party under Section 1110. Borrower covenants and agrees that to better ensure the availability of such benefits, Borrower shall support any motion, petition or application filed by the Security Agent with any bankruptcy court having jurisdiction over Borrower whereby the Security Agent seeks recovery of possession of the Aircraft under Section 1110 and shall not in any way oppose such action by the Security Agent unless Borrower shall have complied with the requirements of Section 1110 to be fulfilled in order to entitle the Borrower to continued use and possession of the Aircraft hereunder. In the event Section 1110 is amended, or if it is repealed and another statute is enacted in lieu thereof, the Security Agent and the Borrower agree to amend this Agreement and take such other action not inconsistent with this Agreement as the Security Agent reasonably deems necessary so as to afford to the Security Agent the rights and benefits that such amended or substituted statute confers upon owners of aircraft similarly situated to the Security Agent.

Section 5.19.    Appraisals. The Borrower shall, by no earlier than forty five (45) Business Days prior to and no later than ten (10) Business Days (or such earlier or later period as the Administrative Agent shall permit) after each anniversary of the Funding Date (the “Appraisal Date”) and at the Borrower’s cost, provide the Administrative Agent and the Lenders with appraisals as of such Appraisal Date for all of the Aircraft, such appraisals to be provided by the appraiser, and adopting the methodology, contemplated by the definition of “Appraised Value”.

ARTICLE VI

[RESERVED]

ARTICLE VII

[RESERVED]

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.    Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)    the Borrower shall fail to pay any interest on the Term Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)    any representation, warranty or statement made or deemed made by or on behalf any Loan Party or a Permitted Third Party User in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)    the Borrower or the Guarantor shall fail to observe or perform its respective covenant to maintain its existence; or

(e)    any Loan Party or Permitted Third Party User shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b), (c) and (d) above and subsection (n) below) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of such Loan Party or Permitted Third Party User becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent; or

(f)    any Loan Party or Permitted Third Party User shall fail to maintain insurance coverage of the types and amounts (including any deductibles) and for the periods, in each case, set forth in the Insurance Supplemental Agreement with respect to each Aircraft in accordance with Section 5.8 of this Agreement; or

(g)    any Borrower or the Guarantor (whether as primary obligor or as guarantor or other surety) shall fail to make payments when due on any Indebtedness which individually or in the aggregate the principal amount thereof exceeds $50,000,000, or breach of any covenant contained in any agreement relating to such Indebtedness causing or permitting the acceleration of such Indebtedness after the giving of notice and the expiration of any applicable grace period; or

(h)    a Change in Control occurs in respect of the Borrower, or a Guarantor Change in Control occurs; or

(i)    the Borrower or the Guarantor shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for either the Borrower or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any board action for the purpose of effecting any of the foregoing; or

(j)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either the Borrower or the Guarantor or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for either the Borrower or the Guarantor or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(k)    the Borrower or the Guarantor shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay generally, its debts as they become due; or

(l)    any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, a Loan Party party thereto, or a Loan Party shall so state in writing, or shall seek to contest or terminate its payment obligations under a Loan Document; or

(m)    any final judgment or order for the payment of money in excess of $50,000,000 (but excluding any portion thereof that is subject to insurance coverage within applicable policy limits and where the insurer has not denied or contested coverage) is rendered against either the Borrower or the Guarantor, which judgments, orders, fines, penalties, awards or impositions remain in effect for 30 days without being satisfied, discharged, stayed, deferred, or vacated; or

(n)    any Lien purported to be created under any Mortgage shall fail or cease to be a valid and perfected (subject to completion of the registration with the applicable Aviation Authority and the filing of the financing statement with the Clerk of Court of any parish in the State of Louisiana or other applicable personal property filing in the applicable jurisdiction) Lien on any Aircraft and related Collateral, with the priority (subject to the Permitted Liens) required by the Mortgage, except as a result of (i) the Security Agent’s failure to take any action reasonably requested by the Borrower (and at the cost of the Borrower) in order to maintain a valid and perfected Lien on any such Collateral, (ii) any action taken by the Security Agent to release any Lien on any such Collateral, or (iii) as permitted in connection with the Loan Documents, and, to the extent such issue is capable of being remedied, it remains unremedied for more than five (5) Business Days; or

(o)    any Loan Party or Permitted Third Party User shall fail to observe or perform any covenant or agreement set forth in Section 5.7 (including the Maintenance, Operations and Assignment Supplemental Agreement) or Section 5.8 (including the Insurance Supplemental Agreement) of this Agreement, and such failure (A) shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of such Loan Party or Permitted Third Party User becomes aware of such failure, or

(ii) notice thereof shall have been given to the Borrower by the Administrative Agent (the “MOA Period”), and (B)(x) results in a material risk of imminent loss, detention, attachment, impoundment or forfeiture of any Aircraft by reason of a Lien prior to the Security Agent’s liens, (y) is reasonably likely to materially adversely affect the right, title or interest of the Finance Parties with respect to such Aircraft, or (z) has or is reasonably likely to have a material adverse effect on the loan to value protection of the Finance Parties with respect to the Term Loan, it being understood and agreed that if the Loan Party or Permitted Third Party User shall have (A) prepaid the Release Amount in respect of such affected Aircraft to the Administrative Agent and obtained the release of Liens with respect thereto provided for in Section 11.18 within the MOA Period or (B)(i) identified and notified Lessor of a potential replacement aircraft within the MOA Period and (ii) subsequently effected an Aircraft Substitution as to the affected Aircraft no later than thirty (30) days after the end of the MOA Period, there shall be no Event of Default under this subsection;

then, and in every such event (other than an event with respect to the Borrower described in subsections (i) or (j) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent or the Security Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Term Loan, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either subsections (g) or (h) with respect to the Borrower shall occur, the principal of the Term Loan then outstanding, together with accrued interest thereon, and all fees, and all other Obligations owing hereunder shall automatically become due and payable, without presentment, demand, protest or other notice or any other formality of any kind, all of which are hereby waived by the Borrower.

Section 8.2.    Application of Proceeds.

(a)    All proceeds (i) from each sale of, or other realization upon, all or any part of the Collateral by the Security Agent; and (ii) from the Parent Guaranty, in each case whilst an Event of Default has occurred and is continuing, shall be applied as follows:

(i)    first, pro rata, to the reimbursable expenses of the Administrative Agent and Security Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(ii)    second, pro rata, to the fees and other reimbursable expenses of the Administrative Agent and Security Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iii)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iv)    fourth, to the Lenders in respect of fees due and payable under Section 2.10 and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(v)    fifth, to the Lenders in an amount equal to the sum of all then due and payable principal amounts of the Obligations, any due and unpaid interest accrued on the Obligations of the Borrower, pro rata in proportion to the aggregate amounts thereof due to each Lender;

(vi)    sixth, to the Lenders in the amount of any other Obligations of the Borrower then due and payable, pro rata in proportion to the respective amounts thereof owed to each Lender; and

(vii)    seventh, the balance, if any, after all of the Obligations of the Borrower have been indefeasibly paid in full, to the Borrower, or as otherwise required by applicable law.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares within each clause.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND SECURITY AGENT

Section 9.1.    Appointment of the Representatives. Each Lender irrevocably appoints MBL as the Administrative Agent and as the Security Agent, in each case, to take such action on behalf of the Secured Parties and to exercise such powers and perform such duties as are expressly delegated to it under this Agreement and each other Loan Document to which it is a party and authorizes each of the Representatives to take such actions on such Lender’s behalf and to exercise such powers as are delegated to the Representatives under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Each of the Representatives may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by such Representative. Each of the Representatives and any such sub-agent or attorney-in-fact may perform any and all of their duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Representatives, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Representatives.

Section 9.2.    Nature of Duties of the Representatives. Neither Representative shall have any duties nor obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) neither Representative shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) neither Representative shall have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that such Representative is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.3 or as expressly provided in the Loan Documents), and (c) except as expressly set forth in the Loan Documents, neither Representative shall have any duty to disclose, and neither shall be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by such Representative or any of its Affiliates in any capacity. Neither Representative shall be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.3 or as expressly provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct. Neither Representative shall be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. Neither Representative shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and neither Representative shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than, in respect of the Administrative Agent and the Security Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Security Agent (as applicable). Each Representative may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.    Lack of Reliance on the Representatives. Each of the Lenders acknowledges that it has, independently and without reliance upon either Representative or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon either Representative or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.    Certain Rights of the Representatives. If either Representative requests instructions from the Required Lenders or all Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, such Representative shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and such Representative shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against either Representative as a result of such Representative acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.    Reliance by Representatives. Each Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. Each Representative may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. Each Representative may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.    The Representatives in their Individual Capacity. The Person serving as a Representative shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not a Representative; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include each Representative in its individual capacity. The Person acting as a Representative and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either, Borrower any other Loan Party or any Subsidiary or Affiliate thereof as if it were not a Representative hereunder.

Section 9.7.    Successor Representative.

(a)    Either Representative may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Representative, subject to consultation with the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Representative shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Representative gives notice of resignation, then the retiring Representative may, on behalf of the Lenders, appoint a successor Representative, which, in the case of the Administrative Agent, shall be a commercial bank or an Affiliate thereof which has a combined capital and surplus of at least $500,000,000.

(b)    Upon the acceptance of its appointment as a Representative hereunder by a successor, such successor Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Representative, and the retiring Representative shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Representative’s resignation under this Section 9.7 no successor Representative shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Representative’s resignation shall become effective, (ii) the retiring Representative shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Representative under the Loan Documents until such time as the Required Lenders appoint a successor Representative as provided above. After any retiring Representative’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Representative and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as a Representative.

Section 9.8.    Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent and the Security Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9.    Security Agent.

(a)    The parties hereto acknowledge that for purposes of applicable local law, the Security Agent is required to execute certain Loan Documents in its individual capacity, but always for the benefit of the Secured Parties. This notwithstanding, the parties hereto agree that with regard to such Loan Documents, the Security Agent shall be subject to the duties and responsibilities of the Security Agent and shall be entitled to the rights, protections, exculpations, benefits and indemnities set forth in this Agreement.

(b)    In accordance with this Agreement, the Secured Parties have appointed MBL, not in its individual capacity, but solely as security agent, to act as Security Agent hereunder and under each other Loan Document to which it is or becomes a party with such powers as are expressly delegated to the Security Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Security Agent shall not have any duties or responsibilities except those expressly set forth in, and no implied covenants or obligations shall be read into, this Agreement or the other Loan Documents to which it is or becomes a party. MBL, not in its individual capacity, but solely as security agent, hereby agrees to and accepts such appointment.

(c)    In no event shall the Security Agent be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Borrower and the Administrative Agent or any entity acting on behalf of the Borrower or the Administrative Agent given in accordance with the Loan Documents, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians appointed by it with due care except as related to the Collateral and realization on the Collateral, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including any liability for any delays in the investment or reinvestment of the Collateral, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Collateral except to the extent of direct money damages (the Security Agent hereby confirming that proceeds from Collateral in excess of the Obligations shall be refunded to the Borrower), and except in each case described in clause (i)-(v), if caused by the Security Agent’s gross negligence or willful misconduct or breach in bad faith.

(d)    The Security Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Security Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(e)    The Security Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited under any Loan Document, or for any description therein, or for the identity or authority of Persons (other than the Security Agent or anyone acting on its behalf) executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Security Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited under any Loan Document.

(f)    The Security Agent shall not be under any duty to give the Collateral held by it under the Loan Documents any greater degree of care than it gives its own similar property and shall not be required to invest any funds held by it except to the extent the Security Agent would invest its own funds exercising the same degree of care that the Security Agent holds toward the investment and management of its own funds.

(g)    In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Security Agent under any Loan Document, the Security Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Collateral, unless the Security Agent receives written instructions, signed by the Administrative Agent, which eliminates such ambiguity or uncertainty.

(h)    Notwithstanding any other provision of any Loan Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)    Notwithstanding any provision of any Loan Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

Section 11.1.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by email, by hand or overnight courier service, mailed by certified or registered mail, as follows:

To the Borrower:	c/o Bristow Group Inc.
2103 City West Blvd.
4th Floor
Houston, Texas 77042
Attention: Chief Legal Officer
Email: chip.earle@bristowgroup.com

To the Administrative Agent:	Macquarie Bank Limited
Level 5, 50 Martin Place
Sydney NSW 2000
Australia
Attention: Jonathan Watkinson and Peter Burton
Email: jonathan.watkinson@macquarie.com, peter.burton@macquarie.com

To the Administrative Agent:	Macquarie Aerospace Inc.
Two Embarcadero Center
Suite #200
San Francisco
CA 94111, USA
Attention: John Petkovic and Sarah Johnston
Email: john.petkovic@macquarie.aero, sarah.johnston@macquarie.aero

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

To the Security Agent:	Macquarie Bank Limited
Level 5, 50 Martin Place
Sydney NSW 2000
Australia
Attention: Jonathan Watkinson and Peter Burton
Email: jonathan.watkinson@macquarie.com, peter.burton@macquarie.com

Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto (with copy to Administrative Agent). All such notices and other communications shall, when transmitted by overnight delivery, be effective when delivered for overnight (next-day) delivery or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 11.1.

(b)    Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 11.2.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document or in any other agreement, arrangement or understanding among any such parties, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder or under any Loan Document or in any other agreement, arrangement or understanding among any such parties which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or in any other agreement, arrangement or undertaking among any such parties; or

(iii)    the variation of the terms of such liability necessary to give effect to the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.3.    Waiver; Amendments.

(a)    No failure or delay by the Administrative Agent, the Security Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent, the Security Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Security Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section 11.3, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Security Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)    No amendment or waiver of, or consent to departure from, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent to departure shall be effective only in the specific instance and for the specific purpose for which given; provided, that no waiver or consent to departure shall: (i) increase any Lender’s Pro Rata Share of the Term Loan without the written consent of such Lender, (ii) reduce the principal amount of the Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any scheduled payment of any principal of, or interest on, the Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.3(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (vi) release the Guarantor or limit the liability of the Guarantor under the Parent Guaranty or other Loan Documents, without the written consent of each Lender, except as expressly permitted in this Agreement or other Loan Documents, and (vii) release all or substantially all collateral securing any of the Obligations or subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary other than in accordance with the terms of the Loan Documents, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of a Representative without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), such Lender shall have no other commitment or other obligation hereunder (but such Lender shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 11.4) and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 11.4.    Expenses; Indemnification.

(a)    The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, Security Agent and their Affiliates for reasonable charges and disbursements of counsel for the Administrative Agent, Security Agent and their Affiliates associated with the preparation of legal opinions, transfer of title of Aircraft, export and import of Aircraft, and registration and related filings with respect to Aircraft (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) and the implementation of any Aircraft Substitution and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, Security Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 11.4, or in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Security Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable allocated fees and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party or Related Party of a Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or Related Party of a Loan Party, and regardless of whether any Indemnitee is a party thereto, (iv) the ownership, possession, use, non-use, substitution, interchange, airworthiness, control, delivery, maintenance, repair, operation, registration, re-registration, replacement, condition, sale, purchase, lease, sublease, pooling, storage, modification, location, alteration, return, transfer or other disposition of the Aircraft, the airframe, any Engine or any Part (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement) by the Borrower, any other Loan Party or any Permitted Third Party User or any other person, or (v) any breach of or failure to perform or observe, or any other non-compliance with, any covenant, condition or agreement or other obligation to be performed by the Borrower, any other Loan Party or any Permitted Third Party User under any of the Loan Documents, or the falsity of any representation or warranty of the Borrower, any other Loan Party or any Permitted Third Party User in any of the Loan Documents provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower, upon demand by the Administrative Agent, the Security Agent or a Lender at any time, shall indemnify the Finance Party (on its behalf or an Indemnitee’s behalf) for any such reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnitee agrees to contest any indemnified claim if requested in writing by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnitee and approved by the Borrower, which approval shall not be unreasonably withheld or delayed provided the Borrower agrees to indemnify the Indemnitee for any costs, expenses and losses incurred in relation to such contest, such contest has, in the opinion of the Indemnitee, a reasonable chance of success, such contest is not likely to result in a sale, forfeiture or seizure of the Aircraft or the rights and interests of the Finance Parties therein or the creation of any Lien on the Aircraft or is likely to result in reputational damage or criminal liability on the Indemnitee. Any Indemnitee that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnitee shall not be restricted from settling or compromising any such claim if the Indemnitee waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 11.4 to any Related Party of such Indemnitee. This Section 11.4(a) shall not apply to any Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent or the Security Agent under subsection (a) of this Section 11.4, each Lender severally agrees to pay to the Administrative Agent or the Security Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Security Agent in its capacity as such.

(c)    To the extent permitted by applicable law, no party to this Agreement or Indemnitee shall assert, and each hereby waives, any claim against any such other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Term Loan or the use of proceeds thereof.

(d)    This Section 11.4 shall not apply with respect to indemnification for Taxes (which instead shall be governed by Section 2.15), except for any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. All amounts due under this Section 11.4 shall be payable within ten (10) Business Days after written demand therefor.

Section 11.5.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.5, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.5 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section 11.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section 11.5 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it) (i) at any time to one or more assignees that is a Lender or an Approved Assignee or (ii) with the prior written consent of the Borrower if such assignee is not a Lender or an Approved Assignee, provided that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing and shall deemed to be given if the Borrower has not objected to the transferee which is not an Approved Assignee within 10 Business Days of notification thereof); provided further that the Obligations of the Borrower shall not be increased as a result of any such assignment; provided further that the Borrower shall not be obligated to make any payment to any assignee or to any Lender which has changed its Applicable Lending Office (unless such assignment or change in Applicable Lending Office is in connection with Section 2.17 or 2.18) under Section 2.13 or 2.15 in an amount greater than it would have had to make had such assignment or change in Applicable Lending Office not taken place based on applicable laws at the time of such assignment or change in Applicable Lending Office; provided further that any such assignment will be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the Term Loan at the time owing to the assigning Lender or in the case of an assignment to a Lender or an Approved Assignee, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section 11.5, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.5 and, in addition: the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Approved Assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof.

(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $2,000, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.15.

(v)    No Assignment to Borrower. No such assignment shall be made to any Loan Party or any Affiliate of a Loan Party.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to (i) a natural person; (ii) an entity that is not a bank, insurance company or a financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or an Affiliate of any of the foregoing or (iii) a Bristow Competitor.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.5, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a Lender under this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by any Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.5.

(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest) of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Information contained in the Register shall be conclusive, absent manifest error. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for purposes of taking the actions described in this Section 11.5(c), and the Borrower hereby agrees that, to the extent MBL serves in such capacity, MBL and its Related Parties shall constitute “Indemnitees”.

(d)    A Lender may sell or agree to sell to one or more other Persons (other than the Guarantor or its Affiliates) a participation in all or any part of the Term Loan held by it, or in its Pro Rata Share of the Term Loan (each purchaser of a participation, a “Participant”); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Pro Rata Share of the Term Loan) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Guarantor, the Administrative Agent and the Security Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower or Guarantor therefrom, except to the extent that such amendment, waiver or consent would (A) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender’s Pro Rata Share of the Term Loan, (B) extend the date fixed for the payment of principal of or interest on the Term Loan or any portion of any fee hereunder payable to the Lender, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Lenders, to a level below the portion of such rate or fee which the Participant is entitled to receive or (E) alter the rights or obligations of the Borrower to prepay the Term Loan and (v) each Participant shall be entitled to the benefit of Section 2.13 or 2.15 to the same extent as if it was a Lender but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant.

(e)    In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.5, any Lender may assign and pledge all or any portion of its interest in the Term Loan to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f)    A Lender may furnish any information concerning a Loan Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.12.

(g)     Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 11.6.    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK.

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE SECURITY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN SUBSECTION (B) OF THIS SECTION 11.6 AND BROUGHT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS

SECTION 11.6. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.7.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

Section 11.8.    Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 11.9.    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent or the Security Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 11.10.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Security Agent or any Lender may have had notice or knowledge of any Default or Event of

Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.13, 2.14, 2.15, 11.4, and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loan.

Section 11.11.    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.12.    Confidentiality. Each of the Administrative Agent, the Security Agent and the Lenders agrees to maintain the confidentiality of any information provided to it by the Borrower, the Guarantor or any Subsidiary of the Guarantor, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Security Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, solely for purposes of evaluating such information, (ii) to the extent required by the rules of a securities exchange, applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any taxation or regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.12, or which becomes available to the Administrative Agent, the Security Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any Subsidiary, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 11.12, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts which may be treated as interest on the Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding the Term Loan in accordance with applicable law, the rate of interest payable in respect of the Term Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Term Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation to the date of repayment (to the extent permitted by applicable law), shall have been received by the Lender.

Section 11.14.    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither the Borrower nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.15.    Patriot Act. The Administrative Agent, the Security Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent, the Security Agent or any Lender in order to assist the Administrative Agent, the Security Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.16.    Officer’s Certificates. It is not intended that any certificate of any officer or director of the Borrower delivered to the Administrative Agent, the Security Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 11.17.    Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 11.18.    Release of Collateral.

(a)    Upon receipt in full (whether by scheduled payment, prepayment under Section 2.7 or mandatory prepayment required under Section 2.8) of the Term Loan and all other amounts due, owing, and payable in accordance with this Agreement (excluding contingent indemnification obligations and other contingent payment obligations in each case for which no claim has been made), the Security Agent shall promptly, at the written request and cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to the Aircraft and associated Collateral and the Administrative Agent, the Security Agent and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release, including a release of the Lease Assignments affecting such Aircraft and the Parent Guaranty.

(b)    Provided no Relevant Default or Event of Default has occurred and is continuing, the Borrower shall have the right to prepay at its option in accordance with Section 2.7, the Release Amount (including applicable prepayment fees) relating to one or more Aircraft pursuant to Section 2.7 of this Agreement, whereupon, upon receipt of the Release Amount (including applicable prepayment fees), the Security Agent shall promptly, at the written request and cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to the Aircraft and associated Collateral as to which such Release Amount was paid and the Administrative Agent, the Security Agent and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release, including a release of the Lease Assignment affecting such Aircraft.

(c)    Upon an Aircraft Substitution in accordance with Section 5.10(b), the Security Agent shall promptly, at the written request and cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to the replaced Aircraft and associated Collateral and the Administrative Agent, the Security Agent and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release, including a release of the Lease Assignment affecting such replaced Aircraft.

(d)    Upon the permanent replacement of an Engine and in exchange for evidence that the Borrower has title to the Replacement Engine and that the Security Agent has a Lien under the Loan Documents with respect to such Replacement Engine the Security Agent shall promptly, at the cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to the Engine being relinquished and the Administrative Agent, the Security Agent and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release, including a partial release of the Lease Assignment affecting such Engine. In addition, upon replacement of a Part in accordance with the Maintenance, Operations and Assignment Supplemental Agreement, the Liens created in favor of the Security Agent pursuant to the Loan Documents shall automatically be released, and the Administrative Agent, the Security Agent and each Lender shall, at the Borrower’s cost, execute, deliver and file (and permit the Borrower or Guarantor to file) any and all agreements, releases, instruments and other documents necessary or reasonably requested by the Borrower in order to evidence such release.

(e)    Upon a transfer of one or more Aircraft in compliance with Section 5.16(ii) of this Agreement and Borrower’s fulfillment of its obligations under Section 5.16(ii) in connection therewith, the Security Agent shall promptly, at the cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to each such Aircraft and associated Collateral and the Administrative Agent, the Security Agent and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release including a release of the Lease Assignment affecting such Aircraft.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRISTOW U.S. LLC

By	/s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Manager

MACQUARIE AEROSPACE INC. as a Lender

By	/s/ John Petkovic /s/ John Willingham
	Name: John Petkovic	John Willingham
	Title: Attorney	Attorney

MACQUARIE BANK LIMITED as Administrative Agent and as Security Agent

By	/s/ Peter Burton /s/ Ben Wilson
	Name: Peter Burton	Ben Wilson
	Title: Division Director	Division Director

SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT

Schedule I

FUNDING DATE AIRCRAFT

	MSN	REG	MODEL
1.	41221	9Y-DEL	AW139
2.	41234	9Y-TAJ	AW139
3.	41344	G-CIPW	AW139
4.	41346	G-CIPX	AW139
5.	41363	9Y-ELL	AW139
6.	41368	9Y-ENT	AW139
7.	41374	G-CJNI	AW139
8.	41395	9Y-TKB	AW139
9.	41397	9Y-TKC	AW139
10.	41398	9Y-TKD	AW139
11.	49007	G-OENA	AW189
12.	49008	G-OENB	AW189
13.	920033	LN-ONR	S-92A
14.	920043	LN-ONS	S-92A
15.	920050	G-IACA	S-92A
16.	920088	LN-OND	S-92A
17.	920090	LN-ONW	S-92A
18.	920105	VH-ZUH	S-92A
19.	920243	N592BG	S-92A
20.	920282	LN-OID	S-92A

Schedule I

Schedule II

COMMITMENT AMOUNTS

Lender	Term Loan Commitment
Macquarie Aerospace Inc.	$200,000,000

TOTAL:	$200,000,000

Schedule II